UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________
SCHEDULE 14A INFORMATION
______________________________________

PROXY STATEMENT PURSUANT TO
SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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FLUIDIGM CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 14, 2020
Dear fellow stockholders,
As I write this letter in the spring of 2020, we find ourselves in a starkly different world from the one we knew a few short months ago. It is one of extraordinary challenge, but also great opportunity.
Our products, technologies, and expertise enable important research on multiple frontiers of human health, and they are now being brought to bear by the global scientific community in the fight against the unprecedented COVID-19 pandemic.
A growing number of government and medical institutions that are addressing the pandemic are engaging with Fluidigm from the perspectives of both immune profiling and virus detection and testing. Like so many in the life science community, we are engaged with and providing support to our customers in every way we can to make meaningful inroads in the fight against COVID-19.
Given the powerful capabilities of our two technology platforms, mass cytometry and microfluidics, it is no surprise that we are at the forefront of this unparalleled global effort. However, the company is also remarkably well-equipped to make meaningful contributions to life science research for the long term.
Our fundamental value proposition is unchanged. A defining trend of this decade will be discovery of new biomarkers for disease insight and treatment—in immunology, immune function, immuno-oncology, and infectious disease.
Our innovative technology powering biomarker discovery and deployment puts us in the right place at the right time, focused on the right opportunities.
For the year 2019, we drove innovation, launching more than 10 new products for our mass cytometry business. Fluidigm received the Life Science Industry Award for Best New Product in Cell Biology for our Maxpar® Direct™ Immune Profiling System.
Our mass cytometry business made impressive progress on many fronts:

•	We drove mass cytometry utilization with 2019 revenue growth of 23%, powered by strong sales of our imaging system configuration.

•	We increased our active installed base of mass cytometry units to 292, with 85 enabled for imaging.

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Important publications based on mass cytometry exceeded 1,000, documenting meaningful findings across immunology, immune function, immuno-oncology, and infectious disease. In early 2020, a landmark study in breast cancer utilizing Imaging Mass Cytometry™ exemplified our momentum toward further adoption of IMC™ in translational and clinical research.

•	Our mass cytometry technology powered 75 clinical trials as of year-end. We believe our involvement in translational studies on a substantial scale is only beginning.

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We signed new partnerships and collaboration agreements to supplement our organic initiatives, including a significant development program funded by the U.S. Defense Department’s Defense Advanced Research Projects Agency (DARPA) and the establishment of a new Center of Excellence for Imaging Mass Cytometry in Singapore, a joint effort with the Singapore Immunology Network, part of the Agency for Science, Technology and Research. Momentum continued into early 2020 with our acquisition of InstruNor AS, the privately held provider of the only fully integrated sample preparation system for flow and mass cytometry.

In the second half of 2019, we embarked on an effort to expand our commercial footprint in order to return microfluidics to growth. Our strategy included enhanced specialist sales coverage for each franchise. We also secured new collaborations and partnerships and pursued more opportunities to further increase share of wallet. We focused on commercializing improved workflows, improving channel reach, and identifying novel content for disease, diagnosis, and treatment.
At the corporate level, we made enormous strides in improving our balance sheet, eliminating $150 million of debt in the first quarter of 2019 and refinancing the remainder of our 2014 convertible notes in the fourth quarter.
We strengthened our Board of Directors with the addition of Bill W. Colston, who brings extensive experience across a range of innovative life science and technology ventures.
For the executive leadership team, we welcomed Colin McCracken as Chief Commercial Officer, charged with driving revenue growth in new and existing markets and expanding the company’s global reach. Andrew Quong, PhD, became our Chief Science Officer, leading our strategy for the generation of bold scientific insights in immunology, immuno‑oncology, and other frontiers of human health based on our technology.
Finally, in an affirmation of the culture we are building across the company, Fluidigm was named one of Greater Toronto’s Top Employers for 2020, an annual list of organizations with exceptionally positive and engaging environments that inspire and motivate employees.
Fluidigm made solid progress in 2019, enabling us to begin 2020 with an improved balance sheet, a renewed commitment to innovation and revenue growth, engaged and motivated leadership, and a focus on financial discipline and operational improvements.
We are committed to driving sustained growth and long-term value creation. I have never been more confident about the long-term success of Fluidigm, supported by the hard work, commitment, ideas, and energy of our 500 employees around the world.
Onward and upward.
Christopher Linthwaite
President and Chief Executive Officer

2 Tower Place, Suite 2000
South San Francisco, California 94080
(650) 266-6000
May 14, 2020
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Fluidigm Corporation to be held on Tuesday, June 23, 2020 at 8:30 a.m., Pacific time, at our principal executive offices located at 2 Tower Place, Suite 2000, South San Francisco, California 94080. At the meeting, we will be voting on the matters described in the attached formal meeting notice and proxy statement.
This year, we are again taking advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the Internet. We believe that this process will allow us to provide our stockholders with the information they need in a timely manner, while reducing the environmental impact of printing and distributing our proxy materials and lowering our costs.
On or about May 14, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy statement for our 2020 Annual Meeting and our Annual Report on Form 10-K for the year ended December 31, 2019. The Notice also provides instructions for voting online or by telephone, as well as information on how to receive a paper copy of the proxy materials by mail.
Your vote is very important. Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, it is important that your shares be represented. We hope you will vote as soon as possible via the Internet, by telephone, or—if you requested a paper copy of the proxy materials by mail—by mailing a completed, signed, and dated proxy card in the envelope provided. Any stockholder who attends the meeting may vote in person, even if he or she has already voted online, by telephone, or by mail.
Because of the uncertainties surrounding the impact of the SARS-CoV-2 pandemic (frequently referred to as COVID-19), we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance of the Annual Meeting, and details on how to participate in the webcast will be set forth in a press release issued by the Company and available at investors.fluidigm.com. If you are planning to attend the Annual Meeting in person, we recommend you check with the SEC and/or our website one week in advance of June 23, 2020.
As a final note and also on behalf of the Board of Directors, I would like to thank Pat Jones and Sam Colella, our directors who are retiring from our Board in June, for their counsel and guidance.
Thank you for your continued support of Fluidigm. We look forward to seeing you at our Annual Meeting.
Sincerely,
Stephen Christopher Linthwaite
President and Chief Executive Officer

FLUIDIGM CORPORATION
2 Tower Place, Suite 2000
South San Francisco, California 94080
(650) 266-6000

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	8:30 a.m., Pacific time, on Tuesday, June 23, 2020.

Place	Fluidigm’s offices located at 2 Tower Place, Suite 2000, South San Francisco, California 94080.

Contingent Virtual Meeting
Due to the ongoing and evolving public health impact of the 2019 novel coronavirus (SARS-CoV-2) pandemic (referred to as “COVID-19”), we will continue to monitor the appropriateness of conducting the Annual Meeting in person. As a result, we may impose additional procedures or limitations on attendees beyond any described in this Notice of Annual Meeting of Stockholders and the accompanying materials in our Definitive Proxy Statement.

Alternatively, our Board of Directors may opt to change the Annual Meeting to one conducted by means of remote communication (i.e., a virtual meeting). In the event we decide to hold our Annual Meeting remotely, we will announce the decision to do so in advance, and details on how to participate will be set forth via a press release that will be filed with the SEC and which we will make available on our website at investors.fluidigm.com . If you are planning to attend the Annual Meeting in person, we recommend that you check with the SEC and/or our website one week in advance of June 23, 2020.

If your Notice, your proxy card or other voting instructions accompanying your proxy materials include a 16-digit or similar control number, please retain that number as you may need it to participate in the Annual Meeting if we conduct it remotely.

Items of Business	•	To elect the two nominees for Class I director named in this proxy statement, each to hold office until our 2023 annual meeting of stockholders or until his successor is duly elected and qualified.

	•	To vote, on an advisory basis, to approve the compensation of our named executive officers for the year ended December 31, 2019, as set forth in this proxy statement.

	•	To vote on an amendment and restatement of our 2017 Employee Stock Purchase Plan to increase the shares reserved thereunder and to make certain other changes.

	•	To vote on an amendment to our 2011 Equity Incentive Plan to increase the shares reserved thereunder.

	•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020.

	•	To transact any other business that may properly come before the 2020 Annual Meeting.

Adjournments and Postponements
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a Fluidigm stockholder of record as of the close of business on the record date, May 1, 2020.

Meeting Admission
You are entitled to attend the Annual Meeting only if you were a Fluidigm stockholder as of the close of business on the record date or otherwise hold a valid proxy for the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, bank, trustee, or nominee (i.e., in “street name”), you should provide proof of your beneficial ownership as of the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or similar evidence of ownership.

Annual Report
You may access our Annual Report on Form 10-K for the year ended December 31, 2019 and our proxy solicitation materials by visiting www.ProxyVote.com. Our 2019 Annual Report is not a part of the proxy solicitation materials.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement accompanying this notice and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the section entitled “General Information” beginning on page 1 of the proxy statement accompanying this notice, or provided in the Notice of Internet Availability of Proxy Materials.

This notice of our Annual Meeting of Stockholders and the accompanying proxy statement and form of proxy are being distributed and made available on or about May 14, 2020.

PROXY STATEMENT
FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

i

ii

FLUIDIGM CORPORATION
2 Tower Place, Suite 2000
South San Francisco, California 94080

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
to be held on Tuesday, June 23, 2020

GENERAL INFORMATION
In this proxy statement: the terms “we,” “our,” “Fluidigm,” and the “Company” each refer to Fluidigm Corporation; the term “Board” means our Board of Directors; and the term “proxy materials” means this proxy statement and the form of proxy. These proxy materials are furnished in connection with the solicitation by our Board of proxies to be voted at our 2020 annual meeting of stockholders, which will take place on Tuesday, June 23, 2020 at 8:30 a.m., Pacific time at the Company’s offices located at 2 Tower Place, Suite 2000, South San Francisco, California 94080, and any postponements, adjournments or continuations thereof (the “Annual Meeting”).
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on or accessible through our website is not intended to be incorporated by reference into this proxy statement and references to our website in this proxy statement are intended to be inactive textual references only.

1.	Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?
Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of the proxy materials to each stockholder. On or about May 14, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2019 via the Internet and how to vote your proxy. If you received the Notice, you will not automatically receive a printed copy of our proxy materials in the mail. If you would like to receive a printed copy, please follow the instructions provided in the Notice.
Our 2020 proxy materials and our 2019 Annual Report are accessible at: www.ProxyVote.com

2.	What if existing or revised COVID-19 restrictions are in effect or the Annual Meeting is held by remote communication?
Due to the ongoing and evolving public health impact of the COVID-19 pandemic, we are monitoring the need to impose additional procedures or limitations on attendees to protect the health and safety of our employees, directors and stockholders. Should our Board determine that any procedural or other limitations we may implement to protect the health and safety of our employees, directors or stockholders who choose to attend our Annual Meeting in person may not be effective or that to conduct the Annual Meeting in person would violate or impede any recommendations, laws or orders of public officials, we may decide to conduct the Annual Meeting solely by means of remote communication (i.e., a virtual-only meeting over live webcast). In the event we decide to modify the structure of our Annual Meeting, we will announce the decision to do so in advance, and details on how to participate will be set forth via a press release that will be filed with the SEC and available on our website at investors.fluidigm.com. If you are planning to attend the Annual Meeting in person, we recommend you check with the SEC and/or our website one week in advance of June 23, 2020.
Accordingly, considering all the uncertainties surrounding the COVID-19 public health crisis, we strongly recommend that you promptly cast your vote via the Internet, telephone or, if you received paper copies of the proxy materials, by mail, to ensure your representation at the Annual Meeting and that your vote is counted.
If your Notice of the Annual Meeting, your proxy card or other voting instructions accompanying your proxy materials include a 16-digit or similar control number, please retain that number as you may need it to participate in the Annual Meeting if we conduct it remotely.

3.	What information is contained in this proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid executive officers, our corporate governance policies, information on our Board, and certain other required information.

4.	What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are as follows:

•
the election of the two nominees for Class I director named in this proxy statement, each to hold office until our 2023 annual meeting of stockholders or until his successor is duly elected and qualified;

•	to vote, on an advisory basis, to approve the compensation of our named executive officers for the year ended December 31, 2019, as set forth in this proxy statement;

•	to vote on an amendment and restatement of our 2017 Employee Stock Purchase Plan (“ESPP”) to increase the shares reserved thereunder and to make certain other changes;

•	to vote on an amendment to our 2011 Equity Incentive Plan (“2011 Plan”) to increase the number of shares reserved thereunder; and

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020.
We will also transact any other business that properly comes before the Annual Meeting.

5.	How does the Board recommend that I vote?
Our Board recommends that you vote your shares:

•	“FOR” the nominees for Class I director named in this proxy statement;

•	“FOR” approval of the compensation of our named executive officers for the year ended December 31, 2019, on an advisory basis;

•	“FOR” approval of the amendment and restatement of our ESPP to increase the shares reserved thereunder and to make certain other changes;

•	“FOR” approval of the amendment of our 2011 Plan to increase the shares reserved thereunder ; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020.

6.	What is a proxy?
A proxy is your legal designation of another person to vote the stock you own, in the event that you are unable to cast your vote directly at the meeting. The person you designate is your “proxy,” and you give the proxy authority to vote your shares at the meeting—according to your instructions—by submitting your voting instructions online, by telephone, or via a physical proxy card. We have designated our President and Chief Executive Officer (“CEO”), Stephen Christopher Linthwaite, and our Chief Financial Officer, Vikram Jog, to serve as proxies for the Annual Meeting.

7.	What shares can I vote?
Each share of our common stock issued and outstanding as of the close of business on May 1, 2020, the record date for our 2020 Annual Meeting, is entitled to vote on all items being considered at the Annual Meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the stockholder of record and (ii) shares you own through an account with a broker, bank, trustee, or other intermediary, sometimes referred to as owning in “street name.” On the record date, we had 70,706,062 shares of common stock issued and outstanding.

8.	How many votes am I entitled to per share?
For all matters described in this proxy statement for which your vote is being solicited, each holder of shares of common stock is entitled to one vote for each share of common stock held by such holder as of the record date.

9.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Many stockholders beneficially own shares held in “street name” by a broker, bank, trustee, or other nominee rather than holding the shares directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

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Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by our mailing agent. As the stockholder of record, you have the right to grant your voting proxy directly to our designated proxies or to vote in person at the Annual Meeting. You may vote online or by telephone as described below under the heading “How can I vote my shares without attending the annual meeting?” and on the Notice. If you requested a printed copy of the proxy materials, you may also vote by mail by following the instructions on your proxy card.

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Beneficial Owner. If your shares are held in a brokerage account or by another intermediary, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker, bank, trustee, or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trustee, or other nominee how to vote your shares, and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. If you are a beneficial owner and do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by following the instructions provided by your broker, bank, trustee, or other nominee.

10.	How can I contact Fluidigm’s transfer agent?
Contact our transfer agent by writing Computershare Trust Company, N.A., 462 South 4th Street, Suite 1600, Louisville, KY 40202. You may also contact our transfer agent by calling (800) 662-7232 or (781) 575-2879 or via its Investor Center at https://www-us.computershare.com/Investor/Contact.

11.	How can I attend the Annual Meeting?
You are entitled to attend the Annual Meeting only if you were a Fluidigm stockholder as of the record date or you hold a valid proxy for the Annual Meeting. If you are not a stockholder of record but beneficially own shares held in street name, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to May 1, 2020, together with a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or other similar evidence of ownership.
If you do not comply with the procedures outlined above, you may not be admitted to the Annual Meeting.
Please let us know if you plan to attend the meeting by indicating your plans when prompted if you vote online or by telephone, or by marking the appropriate box on your proxy card if you vote by mail.

12.	Will the Annual Meeting be webcast?
We do not expect to webcast the Annual Meeting unless our Board determines a webcast to be necessary in light of the COVID-19 pandemic. Please see the answer to question 2 above for additional information.

13.	How can I vote my shares in person at the Annual Meeting?
Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares owned beneficially and held in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

14.	How can I vote my shares without attending the Annual Meeting?
By telephone or via the Internet
If you are a stockholder of record, you may vote by following the telephone or Internet voting instructions on your Notice.
If you are a beneficial owner of shares, your broker, bank, trustee, or other nominee may make telephone or Internet voting available to you. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, trustee, or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.
By mail, if you requested a printed copy of the proxy materials
If you are a stockholder of record, complete, sign and date the enclosed proxy card or voting instruction card and return it in the return envelope provided (which is postage prepaid if mailed in the United States). If the prepaid envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.
If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card as proxy holders—Stephen Christopher Linthwaite and Vikram Jog—will vote the shares represented by your proxy card as recommended by our Board.
If you are a beneficial owner of shares and you requested a printed copy of the proxy materials from your broker, bank, trustee, or other nominee, simply complete the proxy card and mail it according to the instructions provided by your broker, bank, trustee, or other nominee.
You may attend the Annual Meeting in person even if you have already voted by proxy.

15.	Can I change my vote or revoke my proxy?
You may change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (ii) providing a written notice of revocation to our corporate secretary at Fluidigm Corporation, 2 Tower Place, Suite 2000, South San Francisco, California 94080, Attn: Corporate Secretary, prior to your shares being voted, or (iii) attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

16.	Is there a list of stockholders entitled to vote at the Annual Meeting?
The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and from our corporate secretary for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our corporate headquarters at 2 Tower Place, Suite 2000, South San Francisco, California 94080.

17.	Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Fluidigm or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

18.	How many shares must be present or represented to conduct business at the Annual Meeting?
Holders of a majority of the issued and outstanding shares of common stock as of the record date must be present in person or represented by proxy, also referred to as a quorum, to hold and transact business at the Annual Meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank, trustee, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. If there is no quorum, the chairperson of the meeting or the holders of a majority of the issued and outstanding shares of common stock present at the Annual Meeting may adjourn the meeting to another date.

19.	What is the voting requirement to approve each of the proposals?

Proposal	Vote Required	Discretionary Voting Allowed?
Election of Class I Directors	Plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors	No
Advisory Vote on Approval of Executive Compensation	Majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter	No
Approval of the Amended and Restated 2017 Employee Stock Purchase Plan	Majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter	No
Approval of the Amended 2011 Equity Incentive Plan	Majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter	No
Ratification of Appointment of PricewaterhouseCoopers LLP for the year ending December 31, 2020	Majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter	Yes

If you are a beneficial owner, your broker, bank, trustee, or other nominee is permitted to vote your shares on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020, even if the record holder does not receive voting instructions from you. However, your broker, bank, trustee, or other nominee does not have discretionary authority to vote on the election of the Class I directors without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on this matter. In addition, discretionary voting is not allowed with respect to the advisory vote to approve the compensation of our named executive officers, the proposal seeking the approval of our amended and restated ESPP, or the proposal seeking the approval of our amended 2011 Plan. Accordingly, if you are a beneficial owner, it is particularly important that you provide your instructions for voting your shares on the election of the Class I directors, the advisory vote on approval of executive compensation, the approval of our amended and restated ESPP and the approval of our amended 2011 Plan to your broker, bank, trustee, or other nominee.
Election of Class I Directors
The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the meeting and entitled to vote thereon to be approved. Therefore, the two nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I directors. You may (i) vote “FOR” all nominees, (ii) “WITHHOLD” your vote as to all nominees, or (iii) vote “FOR ALL EXCEPT” for those specific nominees from whom you withhold your vote. A properly executed proxy card marked “WITHHOLD” or “FOR ALL EXCEPT” will not be voted with respect to the election of the applicable Class I director(s) although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not affect the outcome of the election of the Class I directors.
Advisory Vote on Approval of Executive Compensation
The affirmative “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal is required to approve, on an advisory basis, the compensation awarded to our named executive officers for the year ended December 31, 2019. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal. Although the vote is non-binding, our Board and our Compensation Committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Approval of Amended and Restated 2017 Employee Stock Purchase Plan
The affirmative “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve our ESPP. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

Approval of Amended 2011 Equity Incentive Plan
The affirmative “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve an amendment to our 2011 Plan. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.
Ratification of Appointment of PricewaterhouseCoopers LLP
The affirmative “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal. Notwithstanding the appointment of PricewaterhouseCoopers LLP and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our stockholders.

20.	Interest of Executive Officers and Directors
None of our executive officers or directors has any substantial interest in any matter to be acted upon, other than (i) our directors, with respect to the election to office of the directors so nominated; (ii) our executive officers with respect to the ESPP, in which such executive officers are eligible to participate; and (iii) our directors and executive officers with respect to the amendment to our 2011 Plan, in which such directors and executive officers are eligible to participate.

21.	What happens if additional matters are presented at the Annual Meeting?
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Stephen Christopher Linthwaite and Vikram Jog, or either of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason a Class I director nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by our Board.

22.	Who will count the votes?
A representative of our mailing agent, Broadridge Financial Solutions, Inc. (“Broadridge”), will tabulate the votes and act as inspector of elections.

23.	Who will bear the cost of soliciting votes for the Annual Meeting?
We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We may also reimburse brokerage firms, bank, trustee, and other nominees for the cost of forwarding proxy materials to beneficial owners. We have hired Alliance Advisors, LLC (“Alliance Advisors”) to help us solicit proxies. We expect to pay Alliance Advisors a base fee of $7,000 plus reimbursement of reasonable out-of-pocket expenses. Proxy solicitations will be made primarily through the mail, but may be supplemented by telephone, facsimile, internet, or personal solicitation by Alliance Advisors.

24.	Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K (a “Form 8-K”) filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and, within four business days after final results are known, file an additional Form 8-K to publish the final results.

25.	What is “householding” and how does it affect me?
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Notice unless one or more of these stockholders notifies us that they wish to receive individual copies. Stockholders who participate in householding will continue to be able to request and receive separate proxy cards. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding but you and other stockholders of record with whom you share an address received multiple copies of the Notice, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of the Notice for your household, please contact our mailing agent, Broadridge, either by calling (800) 579-1639, via internet at http//www.proxyvote.com, or via email at sendmaterial@proxyvote.com.
If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to continue to participate in householding and prefer to receive separate copies in the future, please contact Broadridge as indicated above.
Upon request, we will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents.
Beneficial owners can request information about householding from their broker, banks, trustee, or other nominee.

26.	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our next annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than January 14, 2021; provided, however, that in the event that we hold our 2021 annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary date of the 2020 annual meeting, we will disclose the new deadline by which stockholder proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Fluidigm Corporation
Attn: Corporate Secretary
2 Tower Place, Suite 2000
South San Francisco, California 94080
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in the Company’s proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our Board, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2021 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•	not earlier than February 28, 2021, and

•	not later than March 30, 2021.
In the event that we hold our 2021 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2020 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting, or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present such proposal at such meeting, we are not required to present the proposal for a vote at the meeting.
Nomination of Director Candidates
Our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

In addition, it is the policy of our Nominating and Corporate Governance Committee to consider recommendations for candidates to the Board from stockholders holding not less than one percent (1%) of the outstanding shares of our common stock continuously for at least twelve months prior to the date of submission of the recommendation or nomination. Any such recommendations should include the nominee’s name and qualifications for membership on our Board, and should be directed to our corporate secretary at our address set forth above. For additional information regarding stockholder recommendations for director candidates, please see the section entitled “Corporate Governance and Board of Directors — Process for Recommending Candidates to the Board of Directors.”
Availability of Bylaws
Our bylaws are available on our website at investors.fluidigm.com/corporate-governance/governance-overview. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS
Corporate Governance Principles
Our Board has adopted a set of principles that establish the corporate governance policies pursuant to which the Board intends to conduct its oversight of our business in accordance with its fiduciary responsibilities. Among other things, these corporate governance principles address the establishment and operation of Board committees, the role of our chairman, and matters relating to director independence and performance assessments. Our corporate governance principles can be found on our website at http://investors.fluidigm.com by clicking on Governance — Governance Overview.
Role and Composition of the Board
As identified in our corporate governance principles, the role of our Board is to oversee the performance of our CEO and other senior management. Our Board is responsible for hiring, overseeing, and evaluating management while management is responsible for running our day-to-day operations.
Our Board currently has eight members and is divided into three staggered classes of directors. Patrick S. Jones, whose term as a director is expiring effective as of the Annual Meeting, has decided not to stand for reelection at the end of his current term. Additionally, Samuel D. Colella has decided to retire from our Board at the end June 2020. The Board would like to thank Mr. Jones and Mr. Colella for their dedicated service to Fluidigm. In connection with the departures of Mr. Jones and Mr. Colella, the Board has resolved to fix the authorized number of directors at seven, effective as of the Annual Meeting with the elimination of one Class I directorship, and at six, effective upon Mr. Colella’s retirement, with the elimination of one Class III directorship. The Board is nominating two nominees for election as Class I directors.
The following table sets forth the names, ages as of May 1, 2020, and certain other information for each of our current directors:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nicolas M. Barthelemy(1)(2)	I	54	Director	2017	2020	2023
Bill W. Colston(3)	I	52	Director	2019	2020	2023
Patrick S. Jones(3)(4)	I	75	Director	2011	2020	—
Gerhard F. Burbach(2)(3)	II	58	Director	2013	2021	—
Carlos Paya(1)(2)	II	61	Chairman	2017	2021	—
Laura M. Clague(3)	III	61	Director	2018	2022	—
Samuel D. Colella(1)(5)	III	80	Director	2000	2022	—
Stephen Christopher Linthwaite	III	48	President, CEO, and Director	2016	2022	—
_______________________

(1)	Member of our Nominating and Corporate Governance Committee

(2)	Member of our Compensation Committee

(3)	Member of our Audit Committee

(4)	Mr. Jones is not standing for reelection at the Annual Meeting.

(5)	Mr. Colella is retiring from our Board at the end of June 2020.
At each annual meeting of stockholders, a class of directors is elected for a term of three years to succeed the class of directors whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2023 for the Class I directors, 2021 for the Class II directors, and 2022 for the Class III directors.
2019 Board Meetings
During 2019, our Board held ten (10) meetings. All of our directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served during the past fiscal year, in each case during the period that he or she served as a director.

Director Attendance at Annual Meeting of Stockholders
Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we encourage all directors to attend. One of the then-six members of our Board attended our 2019 annual meeting of stockholders.
Board Leadership Structure
Our corporate governance principles provide that the Board will fill the chairman and CEO positions based upon the Board’s view of what is in our best interests at any point in time. Although our current chairman is a non-employee director, the Board has not adopted any policy requiring separation of the chairman and CEO positions or requiring allocation of the chairman position to a non-employee director. Dr. Carlos Paya, an independent director with substantial board and executive leadership experience, currently serves as our chairman. In addition to Fluidigm, Dr. Paya currently serves on the board of directors of Mallinckrodt plc (Nasdaq:MNK). Our Board believes that Dr. Paya’s qualifications to serve as chairman include his experience as a trained immunologist, infectious disease expert and physician, combined with his operating experience as an executive and chief executive officer in the life sciences industry.
Separating the positions of the chairman and CEO allows our CEO to focus on our day-to-day business, while allowing our chairman to lead our Board in its fundamental role providing independent advice to and oversight of management. The Board believes that having an independent director serve as chairman is the appropriate leadership structure for Fluidigm at this time and demonstrates our commitment to good corporate governance.
Director Independence
As a company listed on the Nasdaq Global Select Market (“Nasdaq”), we are required by the Nasdaq listing requirements to maintain a board of directors comprising a majority of “independent directors,” as determined affirmatively by our Board. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of our Audit, Compensation, and Nominating and Corporate Governance Committees be independent. In April 2020, our Board undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that a majority of our directors are “independent directors” as defined under applicable Nasdaq rules, including Nicolas M. Barthelemy, Gerhard F. Burbach, Laura M. Clague, Bill W. Colston, Samuel D. Colella, Patrick S. Jones, and Carlos Paya. Stephen Christopher Linthwaite is not considered an independent director because of his positions as our President and CEO. There are no family relationships among any of our directors and officers.
Executive Sessions of Independent Directors
In order to promote open discussion among independent directors, our Board has a policy of conducting executive sessions of independent directors during each regularly scheduled board meeting and at such other times as requested by an independent director. These executive sessions are chaired by our chairman. Mr. Linthwaite does not participate in such sessions.
Board’s Role in Risk Oversight
While our Board has the ultimate oversight responsibility for the risk management process, it has charged our Audit Committee with responsibility to oversee management’s processes for identifying, monitoring, and addressing enterprise risks, evaluate and discuss with management its assessments of matters relating to enterprise risks, and oversee and monitor management’s plans to address such risks. Our Audit Committee oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a given company. The Audit Committee’s review of our business is an integral aspect of its assessment of management’s tolerance for risk and its determination as to the appropriate level of risk for our Company.
Our Compensation Committee considers risks related to the attraction and retention of talent and risks related to the design of compensation programs and arrangements. In setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking consistent with our business strategy and to encourage a focus on building long-term value that does not encourage excessive risk-taking. In connection with its oversight of compensation-related risks, our Compensation Committee has reviewed our compensation programs and practices for employees, including executive and non-executive programs and practices. In its review, our Compensation Committee evaluated whether our policies and programs encourage unnecessary or excessive risk-taking and controls, and how such policies and programs are structured with respect to risks and rewards, as well as controls designed to mitigate any risks. As a result of this review, our Compensation Committee determined that any risks that may result from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Fluidigm.
Our Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with corporate governance and board organization, membership, and structure.
At periodic meetings of the Board and its committees and in other meetings and discussions, management reports to, and seeks guidance from, the Board and its committees with respect to the most significant risks that could affect our business, such as legal, financial, tax, audit, and cybersecurity-related risks. In addition, among other matters, management provides our Audit Committee periodic reports on our compliance programs and efforts, and investment policy and practices.
Board Committees
Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee operates under a written charter approved by our Board that satisfies the applicable standards of the SEC and Nasdaq. The committee charters are available on our website at http://investors.fluidigm.com by clicking on Governance – Governance Overview.
The table below shows the members and chairs of each committee and the number of meetings held in 2019.

	Audit	Compensation	Nominating and Corporate Governance

Nicolas M. Barthelemy	X(1)	C(2)	X(1)
Gerhard F. Burbach	X	X(2)
Laura M. Clague	X(3)
Samuel D. Colella		X(4)	X(5)
Bill W. Colston	X
Patrick S. Jones	C(3)
Carlos Paya		X(4)	C(5)
Meetings in 2019	6	5	5
_______________________
C = Chair

(1)	Mr. Barthelemy stepped down from our Audit Committee and joined our Nominating and Corporate Governance Committee in October 2019.

(2)	Mr. Barthelemy was appointed to replace Mr. Burbach as chair in June 2019.

(3)	Board-designated “audit committee financial expert” under SEC rules.

(4)	Mr. Colella left and Dr. Paya joined our Compensation Committee in October 2019.

(5)	Dr. Paya was appointed to replace Mr. Colella as chair in February 2019.
Audit Committee. Our Audit Committee is currently chaired by Patrick S. Jones; Laura M. Clague has been appointed to succeed Mr. Jones as Audit Committee chair effective as of the Annual Meeting. Our Board has determined that each member of the Audit Committee is independent and financially literate under the current rules and regulations of the SEC and Nasdaq and that Mr. Jones and Ms. Clague each qualify as an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.
The Audit Committee oversees our corporate accounting and financial reporting process and our enterprise risk management process, and assists our Board in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is authorized to, among other things:

•	oversee the work of our independent registered public accounting firm;

•	approve the hiring, discharge, and compensation of our independent registered public accounting firm;

•	approve engagements of our independent registered public accounting firm to render any audit or permissible non-audit services;

•	evaluate the qualifications, independence, and performance of our independent registered public accounting firm;

•
discuss and, as appropriate, review with management and our independent registered public accounting firm our annual and quarterly financial statements and our major critical accounting policies and practices;

•	review management’s assessment of our internal controls; and

•	review the adequacy and effectiveness of our internal control policies and procedures.

Compensation Committee. Our Compensation Committee is currently chaired by Nicolas M. Barthelemy. Each member of the Compensation Committee is an independent director under the applicable rules and regulations of the SEC and Nasdaq, a nonemployee director as defined in Rule 16b-3 promulgated under the Exchange Act, and an outside director as defined pursuant to Section 162(m) of the U.S. Internal Revenue Code, as amended. Furthermore, if required to ensure compliance with Rule 16b-3 under the Exchange Act, a subcommittee of the Compensation Committee or the Board considers and approves the grant of equity awards to our executive officers.
The Compensation Committee oversees our corporate compensation programs and is authorized to, among other things:

•	review the compensation and benefits of our CEO and other executive officers;

•	review our corporate goals and objectives relevant to the compensation of our CEO;

•	assist our Board in providing oversight of the Company’s overall compensation plans and benefits program; and

•	administer our equity incentive plans.
Please see the sections entitled “Executive Compensation” and “Compensation of Non-Employee Directors” for a description of our processes and procedures for the consideration and determination of executive and director compensation.
Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is currently chaired by Carlos Paya. Our Board has determined that each member of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of the SEC and Nasdaq.
Our Nominating and Corporate Governance Committee oversees and assists our Board in reviewing and recommending nominees for election as directors and oversees our corporate governance matters. Among other things, the Nominating and Corporate Governance Committee is authorized to:

•	evaluate and make recommendations regarding the composition, organization, and governance of the Board and its committees;

•	evaluate the performance of members of the Board and make recommendations regarding committee and chair assignments;

•	recommend desired qualifications for Board membership and conduct searches for potential members of the Board;

•	review and recommend Board compensation programs for outside directors; and

•	develop and make recommendations with regard to our corporate governance guidelines.
The Nominating and Corporate Governance Committee also reviews our initiatives with respect to sustainability and corporate responsibility, including environmental and social matters.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee during our last fiscal year (which included Nicolas M. Barthelemy, Gerhard F. Burbach, Samuel D. Colella (until October 2019), and Carlos Paya) is, or was during 2019, an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Considerations in Identifying and Evaluating Director Nominees
Our Nominating and Corporate Governance Committee has established policies and procedures relating to the consideration of any individual recommended as a prospective director nominee from stockholders. Please see the section entitled “Process for Recommending Candidates to the Board of Directors” below for details. The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the Committee from other sources.
The Nominating and Corporate Governance Committee is responsible for determining the criteria for membership to our Board and recommending candidates for election to the Board. In its evaluation of director candidates, including the members of the Board eligible for reelection, our Nominating and Corporate Governance Committee considers the following:

•	the current size and composition of our Board and the needs of the Board and its respective committees;

•
factors such as character, integrity, judgment, diversity of background (including gender, race, and ethnicity) and experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments, and the like; and

•	other factors that our Nominating and Corporate Governance Committee may consider appropriate.
Any nominee for a position on the Board must satisfy the following minimum qualifications:

•	the highest personal and professional ethics and integrity;

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	skills that are complementary to those of the existing Board;

•	the ability to assist and support management and make significant contributions to the Company’s success; and

•	an understanding of the fiduciary responsibilities required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.
If our Nominating and Corporate Governance Committee determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Committee, Board, or management. We have retained a third-party search firm to assist with the identification and evaluation of qualified candidates to serve on the Board.
Board Diversity
Our director nominating policies include specific references to factors relating to diversity, such as diversity of gender, race and national origin, education, professional experience, and differences in viewpoints and skills. Our Nominating and Corporate Governance Committee believes that it is essential that the board members represent diverse viewpoints and considers these factors in its deliberations over Board expansion and potential candidates.
Under California Senate Bill 826 adopted in 2018, because we are a public company with our principal executive office located in the State of California, we are required to meet certain requirements with respect to the number of women on the Board. We were required to have one woman director by the end of 2019 and will be required to have three women directors by the end of 2021. Our Nominating and Corporate Governance Committee is conducting an active search for additional women candidates to join the Board.
Process for Recommending Candidates to the Board of Directors
It is the policy of our Nominating and Corporate Governance Committee to consider recommendations for candidates to the Board from stockholders holding not less than one percent (1%) of the outstanding shares of our common stock continuously for at least twelve months prior to the date of submission of the recommendation or nomination. Stockholder recommendations for candidates to the Board must be directed in writing to Fluidigm Corporation, 2 Tower Place, Suite 2000, South San Francisco, California 94080, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and Fluidigm, and evidence of the recommending stockholder’s ownership of our stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, integrity, judgment, diversity of background and experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments, and the like, and personal references. For details regarding the process to nominate a director directly for election to the Board at an annual meeting of the stockholders, please see item 26 of the General Information section entitled “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors? - Nomination of Director Candidates.”
Code of Ethics and Conduct
We are committed to the highest standards of integrity and ethics in the way we conduct our business. We have adopted a code of ethics and conduct that applies to the members of our Board, our officers and employees (including our CEO, Chief Financial Officer, and Principal Accounting Officer), as well as our agents, contractors, and consultants. Our code of ethics and conduct establishes our policies and expectations with respect to a wide range of business conduct, including preparation and maintenance of financial and accounting information, compliance with laws, and conflicts of interest.
Under our code of ethics and conduct, each of our directors, officers, and employees is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigation of complaints relating to accounting or audit matters. These procedures have been adopted and are administered by our Audit Committee.
Our code of ethics and conduct can be found on our website at http://investors.fluidigm.com by clicking on Governance — Governance Overview. When required by the rules of the SEC or Nasdaq, we will disclose any future amendment to, or waiver of, any provision of the code of ethics and conduct for our CEO, Principal Financial Officer, Principal Accounting Officer, or any

member of our Board on our website at http://investors.fluidigm.com in the Governance Overview section, within four business days following the date of such amendment or waiver.
Stockholder Engagement
We believe that understanding the perspective of our stockholders is a key component of good corporate governance and we are committed to an active and robust stockholder engagement program. The goals of our stockholder engagement program are to:

•	provide transparency and visibility into our strategy, our financial and operational performance, and our governance practices;

•	determine which issues are important to our stockholders and share our views on those issues; and

•	discuss and seek feedback on our business, executive compensation, and corporate governance policies and practices.
We engage with stockholders year-round, involving our investor relations team, senior management, and our chairman or Board committee chairs as appropriate and/or requested. This includes participating in investor conferences, industry and formal events, in person one-on-one meetings, and conference calls throughout the year.
During 2019 and continuing into 2020, we solicited engagement with stockholders representing over 50 percent of our outstanding shares to request their feedback on our business strategy, company history, financial performance, governance, additions to the Board, and executive compensation programs. Members of our investor relations team and executive management have reached out to our largest active stockholders and spoken with those expressing concerns, with members of our Board joining certain discussions.
This dialogue has informed our Board’s meeting agendas, and led to governance enhancements that help us address the issues that matter most to our stockholders. In response to investor feedback, we implemented changes in guidance and our guidance financial metrics for fiscal 2020, enhanced our executive compensation practices, and implemented new policies formalizing our commitment to sound corporate social responsibility practices.
Communications with the Board
Stockholders who wish to communicate with our Board are welcome to do so either (i) in writing, addressed to: Fluidigm Corporation, 2 Tower Place, Suite 2000, South San Francisco, California 94080, Attn: Corporate Secretary, or (ii) by going online to http://investors.fluidigm.com and clicking on Governance — Contact the Board. Communications are distributed to our Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication.
Corporate Responsibility and Sustainability
Our mission is to improve life through comprehensive health insight. Our cutting-edge biotechnology tools empower researchers to deepen human understanding of health and disease and accelerate the development of therapies to increase the quality of all life. Consistent with this mission, we strive to conduct our business in a manner that demonstrates our respect for the environment in which we live and operate and our concern for the health and safety of the personnel throughout our organization and supply chain.
In 2019, at the recommendation of our Nominating and Corporate Governance Committee, our Board adopted:

•	an enterprise-level environment, health, and safety policy,

•
a statement of commitment to doing business responsibly by aligning our strategies and global operations with the United Nations Global Compact principles on human rights, labor laws, environmental protection, and corruption in business,

•	a supply chain transparency and anti-slavery statement, and

•	a business partner code of conduct formally defining our expectations for our distributors, suppliers, vendors, contractors, agents, and all other third parties who provide products or services to us.
These policies and statements can be found on our website at http://investors.fluidigm.com/social-responsibility. The development of our environmental, health, safety, and social responsibility programs is ongoing. We will provide updates and additional information on our website as we move forward.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Compensation Policy
Non-employee directors receive an annual retainer for service on our Board and an annual retainer for service on committees of the Board as set forth below:

Annual cash retainer for each non-employee director	$40,000
Annual cash retainer for each Audit Committee member	$10,000
Annual cash retainer for each Compensation Committee member	$7,000
Annual cash retainer for each Nominating and Corporate Governance Committee member	$5,000
Additional cash retainer for chairmanship of the Board	$40,000
Additional cash retainer for chairing the Audit Committee	$10,000
Additional cash retainer for chairing the Compensation Committee	$8,000
Additional cash retainer for chairing the Nominating and Corporate Governance Committee	$5,000

We have also adopted an outside director equity compensation policy (the “Compensation Policy”) to formalize the granting of equity compensation to non-employee directors under the 2011 Plan. As amended in April 2019, the Compensation Policy provides for automatic equity awards as set forth below:

		Grant Date Value:
Type of Award	Description	Restricted Stock Units (RSUs)	Stock Options
Initial Awards	Granted to new non-employee directors upon initial election / appointment	$55,000	$55,000
Annual Awards	Granted to continuing non-employee directors on the date of each annual meeting of the Company’s stockholders following election / appointment	$50,000	$50,000
Non-employee directors are eligible to receive all types of awards under the 2011 Plan except for incentive stock options, and may receive discretionary awards not covered by the Compensation Policy.
The exercise price of all stock options granted pursuant to the Compensation Policy will be 100% of the fair market value of our common stock on the date of grant and the term of all stock options will be ten years.
All awards granted to non-employee directors under the 2011 Plan are subject to vesting, conditioned upon the recipient’s continued service on the board through the applicable vesting date, as set forth below.

•	Initial option awards and initial restricted stock unit (“RSU”) awards vest in equal annual installments over four years.

•	Annual option awards vest and become exercisable in 12 equal monthly installments.

•	Annual RSU awards vest in full on the earlier to occur of (i) the first anniversary of the grant date and (ii) one day prior to the date of the Company’s next annual meeting of stockholders.
Non-employee directors are permitted to defer the settlement of their vested RSU awards-including RSUs elected in lieu of cash retainers-until the earlier to occur of (i) a qualifying change in control and (ii) termination of service as a board member.
The administrator of the 2011 Plan, in its discretion, may change or otherwise revise the terms of awards granted under the Compensation Policy.
In the event of a “change of control” as defined in the 2011 Plan, all unvested equity awards then held by non-employee directors will vest fully and become exercisable as to all shares thereunder regardless of performance goals, vesting criteria, or other conditions.
RSUs in Lieu of Cash and RSU Deferral
Non-employee directors have the option to elect to receive an RSU award in lieu of 100% of their annual cash retainers payable for services to be rendered as a non-employee director, chairperson of the board, or chair or member of any Board committee. RSUs elected in lieu of payments in cash vest quarterly but settlement of such RSUs can be deferred as described below.

Each non-employee director may elect to defer settlement of his or her RSU grants until the earlier of the termination of his or her service on our Board or a qualifying change in control.
Non-Employee Director Stock Ownership Guidelines
Our Board has approved stock ownership guidelines for our non-employee directors to further align their interests with the interests of our stockholders.
Pursuant to the guidelines, each non-employee director is expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) that number of shares with a value equal to three times his or her Board cash retainer or (ii) 19,540 shares, and to maintain this minimum amount of stock ownership during the director’s tenure on the Board. For purposes of determining stock ownership pursuant to the guidelines, we include shares owned outright and vested in-the-money stock options, but do not include value or shares attributable to unvested time vesting restricted stock, unvested and/or out-of-the money stock options and/or unearned performance shares. Our non-employee directors are expected to achieve the applicable level of ownership by the end of the fiscal year that follows the five-year anniversary of the date he or she becomes covered by the guidelines.
Non-employee directors are not required to purchase shares on the open market in order to comply with the guidelines. In the event a non-employee director falls out of compliance with the guidelines at any time, he or she will be required to maintain 50% of the shares (net of tax and exercise costs) acquired through the vesting or exercise of awards until the guidelines are again satisfied. The guidelines include a once-met-always-met policy such that each non-employee director will be deemed to satisfy the guideline if they hold at least the number of shares that, as of the first measurement date they comply with the guidelines, was equal to the guideline value (i.e., following the initial compliance, the policy for each non-employee director will reset to the lesser of the guideline value or the number of shares that originally satisfied the guideline).
2019 Director Compensation
The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our Board for the year ended December 31, 2019. The table excludes Mr. Linthwaite, who was a named executive officer and did not receive any compensation from us in his role as a director in 2019.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)

Nicolas M. Barthelemy	59,750	53,466	49,999	163,215
Gerhard F. Burbach	61,000	53,466	49,999	164,465
Laura M. Clague	50,000	53,466	49,999	153,465
Samuel D. Colella	96,993(2)	53,466	49,999	200,458
Bill W. Colston	22,500	53,811	54,998	131,309
Patrick S. Jones	60,000	53,466	49,999	163,465
Carlos Paya	50,494(2)	53,466	49,999	153,959
_________________________

(1)
Amounts represent the aggregate grant date fair value of the option award and RSU awards, as applicable, calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Stock Compensation, as amended, without regard to estimated forfeitures. See Note 9 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of valuation assumptions made in determining the grant date fair value and compensation expense of our stock options and RSU awards.

(2)	Amount includes RSUs received in lieu of cash fees for 2019.

Director Equity Awards
The aggregate numbers of shares underlying stock options and RSUs outstanding at December 31, 2019 for each non-employee director were as follows:

	Aggregate Number of Shares Underlying Stock Options Outstanding as of December 31, 2019	Aggregate Number of Shares Underlying RSUs Outstanding as of December 31, 2019

Nicolas M. Barthelemy	40,396	8,987
Gerhard F. Burbach	92,396	34,202(1)
Laura M. Clague	21,796	13,987(1)
Samuel D. Colella	26,796	3,987
Bill W. Colston	8,724	4,663
Patrick S. Jones	116,396	3,987
Carlos Paya	40,396	8,987
_________________________
(1) Amount includes RSUs with respect to which settlement has been deferred.

PROPOSAL NUMBER 1
ELECTION OF CLASS I DIRECTORS
Board Structure
Our Board currently has eight members and is divided into three staggered classes of directors. Patrick S. Jones is not standing for reelection at the Annual Meeting and Samuel D. Colella is retiring from our Board at the end of June 2020. Our Board has resolved to fix the authorized number of directors at seven, effective as of the Annual Meeting, with the elimination of one Class I directorship, and at six, effective upon Mr. Colella’s retirement, with the elimination of one Class III directorship. At each annual meeting of stockholders, a class of directors is elected for a term of three years to succeed the class of directors whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held this year for the Class I directors, in 2021 for the Class II directors, and in 2022 for the Class III directors.
Nominees for Class I Directors (Term Expiring in 2023)
At the 2020 Annual Meeting, two Class I directors will be elected to the Board by the holders of our common stock. Our Nominating and Corporate Governance Committee recommended, and our Board nominated, Nicolas M. Barthelemy and Bill W. Colston, each a current Class I director, as nominees for reelection as Class I directors at the 2020 Annual Meeting.
Mr. Barthelemy and Dr. Colston have each agreed to serve if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the 2020 Annual Meeting, proxies will be voted for any nominee who may be proposed by the Nominating and Corporate Governance Committee and designated by the present Board to fill the vacancy.
Biographical Information Concerning the Class I Director Nominees
Nicolas M. Barthelemy, age 54, has served as a member of our Board since March 2017. Mr. Barthelemy brings over 25 years of health-care industry experience to the director role. From 2014 to February 2017, Mr. Barthelemy served as the president and chief executive officer of Biotheranostics, Inc., a molecular diagnostics company. From 2010 until 2013, he served as president, global commercial operations at Life Technologies Corporation, a global life sciences company, which was acquired by Thermo Fisher Scientific Inc. in February 2014. Prior to that position, he led the $850M Cell Systems division from 2005 to 2010. Before Life Technologies, from 1996 to 2004, Mr. Barthelemy was with Biogen Inc., a biotechnology company, most recently as vice president, manufacturing. He began his career with Merck & Co., Inc. (NYSE: MRK), a pharmaceutical company, as a project engineer in the vaccine division and worked for the company from 1991 to 1996. From January 2018 to November 2018, Mr. Barthelemy served on the board of directors of Genewiz (privately held), a biotechnology company. Mr. Barthelemy currently serves as a member of the boards of directors of Repligen Corporation (Nasdaq: RGEN), 908 Devices Inc. (privately held), Biocare Medical, LLC (privately held), and of Twist Bioscience Corporation (Nasdaq: TWST). All four companies are in the life sciences sector. He received an M.S. in Chemical Engineering from the University of California, Berkeley in 1991, and an engineering degree from Ecole Superieure de Physique et Chimie Industrielles, Paris in 1989. We believe that Mr. Barthelemy’s extensive experience in manufacturing, distributing and commercializing life science instruments, reagents and services, his knowledge of the research and clinical markets as well as his relevant public board experience qualify him to serve on our Board.
Bill W. Colston, age 52, has served as a member of our Board since July 2019. In 2018, Dr. Colston joined iCarbonX Inc., a privately held China-based company offering an artificial intelligence platform for health data, and currently serves as its president and a member of its board of directors. From 2011 to until its acquisition by iCarbonX in April 2018, Dr. Colston served as chief executive officer, co-founder, and a member of the board of directors of HealthTell Inc., a company focused on developing next generation tests that broadly characterize the immune system. From 2008 until 2012, Dr. Colston served as scientific founder, chief executive officer, and a member of the board of directors of QuantaLife Inc., a biotechnology startup company that developed a genetic analysis system and was acquired by Bio-Rad Laboratories, Inc. in 2011. From 1998 to 2008, Dr. Colston served in various senior leadership roles with Lawrence Livermore National Security Laboratory. In addition to his service on the iCarbonX board of directors, Dr. Colston currently serves on the boards of directors of RubrYc Therapeutics, Inc. and Purigen Biosystems, Inc., private companies in the fields of life sciences and biotechnology. A prolific scientific writer and inventor, he has authored numerous publications and patents. Dr. Colston received his B.A. in biology/biological sciences from the University of Texas at Austin in May 1989, and his Ph.D. in biomedical engineering from the University of California, Davis, in December 1997. We believe that Dr. Colston’s scientific background and his extensive experience in the life sciences and biotechnology industries qualify him to serve on our Board.
Required Vote
The Class I directors elected to the Board will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors. In other words, the two nominees receiving the highest number of “FOR” votes will be elected as Class I directors. Abstentions and broker non-votes will not affect the outcome of the election of the Class I directors. Shares represented by executed proxies will be voted, if authority to do so is not expressly withheld (as indicated on the proxy card), for the election of Nicolas M. Barthelemy and Bill W. Colston.
Recommendation
Our Board recommends a vote “FOR” the election to the Board of each of Nicolas M. Barthelemy and Bill W. Colston as Class I directors.
Continuing Class II Directors (Term Expiring in 2021)
Gerhard F. Burbach, age 58, has been a member of our Board since January 2013. Mr. Burbach currently serves as chairman of the board of directors of Procyrion Inc., a private medical device company focused on the treatment of chronic heart failure, and as a member of the boards of directors of Vascular Dynamics, a private medical device company focused on the treatment of hypertension, and BWX Technologies, Inc. (NYSE: BWXT), a company that manufactures and supplies nuclear components and fuel. Mr. Burbach served on the board of directors of Autonomic Technologies, Inc., a private medical device company focused on the treatment of severe headaches, from December 2015 to April 2019, including service as chairman of the board beginning April 2016 and as interim chief executive officer and president from December 2015 to April 2016. From January 2006 to September 2014, Mr. Burbach served as president, chief executive officer, and director of Thoratec Corporation (Nasdaq: THOR), a company that develops, manufactures, and markets proprietary medical devices used for circulatory support. In addition, from 2004 to February 2013, Mr. Burbach served as a member of the board of directors of Digirad Corporation (Nasdaq: DRAD), a company focused on diagnostic imaging products. From April 2005 to January 2006, Mr. Burbach served as president and chief executive officer of Digirad Corporation. From July 2003 to April 2005, he served as president and chief executive officer of Bacchus Vascular, Inc., a developer of catheter-based medical devices. From January 2001 to July 2003, he served as chief executive officer of Philips Nuclear Medicine, a division of Philips Electronics, and before its acquisition by Philips, he worked for four years for ADAC Laboratories, most recently as president. Mr. Burbach also spent six years with the management consulting firm of McKinsey & Company, Inc., where he was most recently a senior engagement manager in the firm’s healthcare practice. Mr. Burbach received a B.S. in Industrial Engineering from Stanford University in 1984 and an M.B.A. from Harvard business School in 1990. We believe that Mr. Burbach’s experience as a chief executive officer and director of other public life sciences companies qualifies him to serve on our Board.
Carlos Paya, M.D., Ph.D., age 61, has been a member of our Board since March 2017 and has served as the chairman of our Board since May 2020. Dr. Paya currently serves on the board of directors of Mallinckrodt plc (Nasdaq: MNK), a manufacturer of specialty pharmaceutical products and diagnostic imaging agents. From May 2011 to June 2019, Dr. Paya served as president, chief executive officer and director of Immune Design Corp., an immunotherapy company acquired by Merck & Co. in 2019. He previously served as president of Elan Corporation, a pharmaceutical corporation that was acquired by Perrigo Company, from November 2008 to April 2011. Before joining Elan Corporation, Dr. Paya was at Eli Lilly & Company, a pharmaceutical corporation, from September 2001 to November 2008 as vice president, Lilly Research Laboratories. From January 1991 to August 2001, Dr. Paya was professor of medicine, immunology, and pathology, and vice dean of the clinical investigation program at the Mayo Clinic in Rochester, Minnesota. He received his M.D. and Ph.D. degrees from the University of Madrid and underwent postdoctoral training at the Institute Pasteur, Paris, France. We believe that Dr. Paya’s experience in the life sciences industry gives him the qualifications and skills to serve on our Board.
Continuing Class III Directors (Term Expiring in 2022)
Laura M. Clague, age 61, has been a member of our Board since October 2018. Ms. Clague has served as the senior vice president and chief financial officer of Retrophin, Inc. since November 2014. Ms. Clague previously served as the chief financial officer of the San Diego and Ohio operations of Amylin Pharmaceuticals, Inc., a wholly owned subsidiary of Bristol-Myers Squibb. Prior to the acquisition by Bristol-Myers Squibb in 2012, Ms. Clague was the vice president, corporate controller and chief accounting officer of Amylin for 10 years, and during this time also served as the chief financial officer of the Amylin/Lilly Collaboration. From 1988 to 1999, Ms. Clague was the director of finance and accounting operations for Sony Electronics, Inc. From 1985 to 1988, Ms. Clague served as internal audit supervisor at Cubic Corporation. From 1982 to 1985, Ms. Clague held various audit positions at KPMG. Ms. Clague also serves on the board of directors of Genasys Inc. (formerly LRAD Corporation), where she chairs the audit committee. Ms. Clague is a certified public accountant in the State of California, and has a B.S. in Business Administration from Menlo College. We believe that Ms. Clague’s extensive background in finance and accounting and her experience in the life sciences industry qualify her to serve on our Board.
Stephen Christopher Linthwaite, age 48, joined Fluidigm as President and Chief Operating Officer in August 2016 and has served as our President and CEO and as a member of our Board since October 2016. From August 2003 to April 2016, Mr. Linthwaite held various managerial positions at Thermo Fisher Scientific Inc., a life sciences company, and prior to its acquisition by Thermo Fisher, at Life Technologies Corporation, a life sciences company, including president, genetic sciences division, from December 2014 to April 2016, president, genetic analysis platform, from September 2011 to December 2014, and various other managerial positions at Invitrogen prior to the creation of Life Technologies through a merger of Invitrogen and Applied Biosystems. Prior to joining Invitrogen, Mr. Linthwaite held various strategic consulting roles. Mr. Linthwaite served on the board of directors of Claritas Genomics, Inc. from December 2014 to April 2016. Mr. Linthwaite received an M.B.A. from the University of Virginia (Darden) School of Business, and a B.A. in Foreign Affairs from the University of Virginia. Prior to business school, Mr. Linthwaite served on active duty in the U.S. Army as an armor officer. We believe that Mr. Linthwaite’s extensive industry experience with life sciences companies qualifies him to serve on our Board.
Non-Continuing Directors
Patrick S. Jones, age 75, has served as a member of our Board since March 2011. Mr. Jones has been a private investor since March 2001. Mr. Jones currently serves on the board of directors of Talend SA (Nasdaq: TLND), a data integration software company, Itesoft SA (PAR: ITE.PA), a business process automation software company, and Galileo Acquisition Corp. (Nasdaq: GLEO), a special purpose acquisition company. From 2003 to May 2018, Mr. Jones served as chairman of Inside Secure SA (PAR: INSD.PA), a company that makes digital security solutions. From 2005 to May 2015, Mr. Jones served on the board of directors of Lattice Semiconductor Corporation (Nasdaq: LSCC), a fabless semiconductor company. From 2012 to 2013, Mr. Jones served as chairman of Dialogic Inc. (OTC: DLGC), a communications technology company. From 2005 to 2012, Mr. Jones served as chairman of Epocrates, Inc., a provider of clinical solutions to healthcare professionals and interactive services to the healthcare industry, which was acquired by athenahealth, Inc. in 2013. From 2007 to 2012, Mr. Jones also served on the board of directors of Openwave Systems Inc., a telecom infrastructure software provider that changed its name to Unwired Planet (Nasdaq: UPIP) in 2012. From 2007 to 2011, Mr. Jones served on the board of directors of Novell, Inc., an enterprise infrastructure software provider that was sold to Attachmate Corporation in 2011. From June 1998 to March 2001, Mr. Jones was the senior vice president and chief financial officer of Gemplus International S.A. (now GEMALTO N.V.), a provider of solutions empowered by smart cards. From March 1992 to June 1998, he was vice president of finance and corporate controller at Intel Corporation, a producer of microchips and communications products. Prior to that, Mr. Jones served as chief financial officer of LSI Corporation (formerly known as LSI Logic), a semiconductor company. Mr. Jones received a B.A. from the University of Illinois and an M.B.A. from St. Louis University. We believe that Mr. Jones’s significant financial and accounting expertise and international business experience qualify him to serve on our Board. As previously disclosed in our Current Report on Form 8-K filed on May 7, 2020, Mr. Jones notified the Company that he will continue to serve as a member of our Board until the expiration of his term at our 2020 Annual Meeting. Mr. Jones’s decision to not stand for reelection is not the result of any disagreement with Fluidigm relating to any of our operations, policies or practices.
Samuel D. Colella, age 80, has served as a member of our Board since July 2000 and as chairman of the Board from July 2000 to May 2020. Mr. Colella is a managing director of Versant Ventures, a healthcare venture capital firm he co-founded in 1999, and has been a general partner of Institutional Venture Partners since 1984. Mr. Colella currently serves on the board of directors of Flexion Therapeutics, Inc. (Nasdaq: FLXN), a specialty pharmaceutical company. Mr. Colella also is currently a member of the boards of directors of several private companies. Mr. Colella served on the board of directors of Genomic Health, Inc. (Nasdaq: GHDX), a molecular diagnostics company, from 2001 to 2014; Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA), a pharmaceutical company, from 2002 to 2012; Jazz Pharmaceuticals, Inc. (Nasdaq: JAZZ), a biopharmaceutical company, from 2003 to 2012; and Veracyte, Inc. (Nasdaq: VCYT), a diagnostics company, from 2006 to 2014. Mr. Colella received a B.S. in business and engineering from the University of Pittsburgh and an M.B.A. from Stanford University. We believe that Mr. Colella’s broad understanding of the life science industry and his extensive experience working with emerging private and public companies, including prior service as chairman of boards of directors, qualifies him to serve on our Board. As previously disclosed in our Current Report on Form 8-K filed on May 7, 2020, Mr. Colella notified the Company that he will retire as a member of our Board effective June 30, 2020. Mr. Colella’s decision to retire from our Board is not the result of any disagreement with Fluidigm relating to any of our operations, policies or practices.

PROPOSAL NUMBER 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
At our 2017 annual meeting of stockholders, our Board recommended and our stockholders approved holding an advisory vote on the compensation of our named executive officers every year: we believe an annual vote allows for a meaningful evaluation period of performance against our compensation practices. Accordingly, as required by Section 14A of the Exchange Act, we are asking our stockholders to cast an advisory vote to approve the compensation of our named executive officers as described in this proxy statement.
We encourage you to read our Compensation Discussion and Analysis beginning on page 35, which describes in more detail how our executive compensation program operates and is designed to achieve our goals, as well as the compensation tables and narrative beginning on page 50, which provide detailed information on the compensation of our named executive officers.
Compensation Program and Philosophy
The primary goal of our executive compensation program is to ensure that we hire and retain talented and experienced executive officers who are motivated to achieve or exceed our short-term and long-term corporate goals. Our compensation philosophy is team-oriented and our success is dependent on what our management team can accomplish together. Therefore, we seek to provide our non-CEO executive officers with comparable levels of base salary, bonuses, and annual equity awards that are based largely on overall company performance.
In determining the form and amount of compensation payable to our executive officers, we are guided by the following objectives and principles:

•	Team-oriented approach to establishing compensation levels;

•	Compensation should relate to performance;

•	Equity awards help executive officers think like stockholders; and

•	Total compensation opportunities should be competitive.
Our Board believes that our current executive compensation program has been effective at linking executive compensation to our performance and aligning the interests of our executive officers with those of our stockholders. We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis in a non-binding vote, the compensation of Fluidigm Corporation named executive officers as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S‑K, including the Compensation Discussion and Analysis, the compensation tables, and narrative disclosures set forth in the proxy statement relating to Fluidigm’s 2020 Annual Meeting of Stockholders.”
Required Vote
The affirmative “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal is required to approve, on an advisory basis, the compensation awarded to named executive officers for the year ended December 31, 2019. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.
Although this say-on-pay vote is advisory and, therefore, will not be binding on us, our Compensation Committee and our Board value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.
Recommendation
Our Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL NUMBER 3
APPROVAL OF AMENDMENT AND RESTATEMENT OF THE 2017 EMPLOYEE STOCK PURCHASE PLAN
We are asking our stockholders to approve an amendment and restatement of our ESPP (the “Restated ESPP”), to increase the number of shares of Company common stock (each, a “Share,” and collectively, the “Shares”) available for sale under the Restated ESPP by 3,000,000 Shares.
The existing version of our ESPP (the “Existing Plan”) allows our employees to buy our Shares at a discount through their accumulated contributions. The Existing Plan is critical to our ability to compete for talent in the life sciences industry. As of May 1, 2020, 401,265 Shares remained available for sale under the Existing Plan. Our Board has determined that it is in the best interests of Fluidigm and its stockholders to amend and restate the Existing Plan to reserve an additional 3,000,000 Shares for sale under the Restated ESPP. The number of Shares purchased under the Existing Plan in each of fiscal 2017, 2018 and 2019, was 50,261, 251,884, and 296,590, respectively. Although our Board considered the historical Share purchases, the actual number of Shares that will be purchased under the Restated ESPP in any given future year will depend on a number of factors including, for example, the number of participants, each participant’s contribution rate, and our stock price. Based on recent Share usage and projected participation numbers and contribution rates, our Board currently believes that these additional Shares will allow us to maintain the Restated ESPP for the next three years. The Existing Plan is a significant part of our overall equity compensation strategy (especially with respect to our non-executive employees). If our stockholders do not approve this Restated ESPP, we may not be able to offer competitive compensation to existing employees and qualified candidates, and our ability to recruit or retain talented employees may be impaired, which could adversely affect our business and long-term stockholder value.
Description of the Material Features of the Restated ESPP
The following paragraphs provide a summary of the material features of the Restated ESPP, and its operation. However, this summary is not a complete description of all of the provisions of the Restated ESPP and is qualified in its entirety by the specific language of the Restated ESPP. A copy of the Restated ESPP is provided as Exhibit I to this proxy statement.
Purpose
The purpose of the Restated ESPP is to provide eligible employees with an opportunity to purchase our Shares through accumulated contributions, which generally will be made through payroll deductions. The Restated ESPP permits the administrator (as discussed below) to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the Restated ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.
Shares Available for Issuance
The number of Shares initially reserved for issuance under the Existing Plan was 1,000,000 Shares. As a part of the Restated ESPP, we are requesting approval of an additional 3,000,000 Shares. If stockholders do not approve the Restated ESPP, then the Existing Plan will continue under its existing terms.
Administration
Our Board or a committee designated by our Board (also referred to as the administrator) will administer the Restated ESPP. All questions of interpretation or application of the Restated ESPP will be determined by the administrator and its decisions will be final and binding upon all participants. The administrator will have full and exclusive discretionary authority to construe, interpret, and apply the terms of the Restated ESPP, to designate separate offerings under the Restated ESPP, to adjudicate disputed claims under the Restated ESPP, and to establish such procedures that it deems necessary for the administration of the Restated ESPP. The administrator will be further authorized to adopt rules and procedures regarding eligibility to participate, the definition of “compensation,” handling of contributions, and making of contributions to the Restated ESPP, among other responsibilities.
Eligibility
Generally, each employee of Fluidigm (or Fluidigm’s designated subsidiaries) will be eligible to participate in the Restated ESPP, except that no employee will be eligible to participate in the Restated ESPP to the extent that (i) immediately after the grant, such employee would own 5% or more of the combined voting power of all classes of capital stock of Fluidigm or its parents or subsidiaries, or (ii) his or her rights to purchase stock under all of Fluidigm’s employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock (determined as of the fair market value of the Shares on the beginning of the offering period) for each calendar year. In addition, the administrator, in its sole discretion and prior to an offering date, may determine that an individual will not be eligible to participate if he or she: (i) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the administrator in its discretion), (ii) is a highly compensated employee under Section 414(q) of the Code, or (iii) is a highly compensated employee under Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act. Non-employee directors will not be eligible to participate in the Restated ESPP.
As of May 1, 2020, approximately 390 employees of Fluidigm and its subsidiaries (including all of Fluidigm’s executive officers in the United States and Canada) are eligible to participate in the Restated ESPP.
Offering Periods
Unless the administrator determines otherwise, each future offering period under the Restated ESPP will have a duration of approximately six months. The administrator, in its discretion, may modify the terms of offering periods before they begin.
Any employee that is an eligible employee on the first day of an offering period may participate in the offering period by timely submitting a properly completed subscription agreement or other procedure determined by the administrator. On the first day of each offering period, each participant automatically will be granted a right to purchase Shares. This purchase right will be exercised on the last trading day of each purchase period in the offering period to the extent of the contributions made during such purchase period, unless the purchase right has expired (upon termination of a participant’s employment) or the participant has withdrawn from the Restated ESPP, as described in further detail below.
Contributions will be accumulated throughout each offering period, generally through payroll deductions. The Restated ESPP will permit participants to make payroll deductions of up to 10% of their eligible compensation, which includes base straight time gross earnings and payments for overtime and shift premium but excludes payments for incentive compensation, commissions, bonuses, and other similar compensation. During an offering period, a participant generally may not change the rate of payroll deductions during the offering period, but the participant may withdraw from the Restated ESPP and thereby discontinue his or her participation in the Restated ESPP.
Once an employee becomes a participant in the Restated ESPP, the employee automatically will participate in each successive offering period until the employee withdraws from the Restated ESPP or the employee’s employment with Fluidigm or one of Fluidigm’s designated subsidiaries terminates.
Exercise of Purchase Right
The number of whole Shares that a participant purchases in a purchase period will be determined by dividing the total amount of a participant’s accumulated contributions during that offering period by the purchase price, except that no fractional Shares may be purchased under the Restated ESPP. Unless the administrator determines otherwise, the purchase price will be 85% of the lesser of the fair market value of our Shares on (i) the first day of the offering period or (ii) the last day of the purchase period, subject to compliance with the Code and the terms of the Restated ESPP. The fair market value of a Share on any relevant date generally will be the closing price of a Share on that date, as reported on Nasdaq. As of May 1, 2020, such per share closing price was $3.37.
A participant may not purchase more than 5,000 Shares in an offering period, and any contributions left over in a participant’s account after his or her purchase right is exercised will be returned to the participant as soon as administratively possible after the end of each purchase period.
Withdrawal
Generally, a participant may withdraw all of his or her contributions from an offering period by submitting a written or electronic notice at least 10 days before the end of a purchase period, without such withdrawal affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver a new subscription agreement to Fluidigm.
Non-transferability
A participant may not assign, transfer, pledge, or otherwise dispose of in any way the contributions credited to his or her account or any right to purchase Shares under the Restated ESPP, except by will, the laws of descent and distribution, or by designation of a beneficiary in the manner provided under the Restated ESPP).

Termination of Employment
Upon termination of a participant’s employment for any reason, including disability or death, he or she will be withdrawn from the Restated ESPP, the contributions credited to the participant’s account (to the extent not used to purchase Shares under the Restated ESPP) will be returned to him or her (or, in the case of death, to the person or persons entitled to receive such contributions, as provided in the Restated ESPP), and such participant’s right to purchase Shares under the Restated ESPP will automatically be terminated.
Adjustments upon Changes in Capitalization; Dissolution or Liquidation; Merger or Change in Control
Changes in Capitalization
If there is any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of Fluidigm, or other change in the corporate structure of Fluidigm affecting our Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Restated ESPP, then the administrator will adjust the number and class of Shares that may be delivered under the Restated ESPP, the purchase price per Share, the number of Shares covered by each right to purchase Shares under the Restated ESPP that has not yet been exercised, and the maximum number of Shares a participant can purchase during an offering period.
Dissolution or Liquidation
In the event of Fluidigm’s proposed dissolution or liquidation, the administrator will shorten any offering period then in progress by setting a new purchase date and any offering periods will end on the new purchase date. The new purchase date will be prior to the dissolution or liquidation. If the administrator shortens any offering periods then in progress, the administrator will notify each participant in writing, at least ten business days prior to the new purchase date, that the purchase date has been changed to the new purchase date and that the right to purchase Shares under the Restated ESPP will be exercised automatically on the new purchase date, unless the participant has already withdrawn from the offering period.
Change in Control
If there is a merger or “change in control,” as defined in the Restated ESPP, each right to purchase Shares under the Restated ESPP will be assumed or an equivalent right to purchase Shares will be substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute for the Restated ESPP purchase rights, the administrator will shorten the offering period covered by such Restated ESPP purchase right by setting a new purchase date on which such offering period will end. The new purchase date will be before the merger or change in control. If the administrator shortens any offering periods then in progress, the administrator will notify each participant in writing, before the new purchase date, that the purchase date has been changed to the new purchase date and that the right to purchase Shares under the Restated ESPP will be exercised automatically on the new purchase date, unless the participant has already withdrawn from the offering period.
Amendment and Termination of the Restated ESPP
The administrator may at any time amend, suspend, or terminate the Restated ESPP, including the term of any offering period or purchase period then outstanding. Generally, no such termination can adversely affect previously granted rights to purchase Shares under the Restated ESPP.
Upon its approval by the stockholders, the Restated ESPP will continue until terminated by the administrator in accordance with the terms of the Restated ESPP.
Certain Federal Income Tax Information
The following brief summary of the effect of the U.S. federal income taxation upon the participant and Fluidigm with respect to the Shares purchased under the Restated ESPP does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.
The Restated ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the Shares purchased under the Restated ESPP are sold or otherwise disposed of. Upon sale or other disposition of the Shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the Shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and more than one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the Shares at the time of such sale or disposition over the purchase price or (ii) an amount equal to 15% of the fair market value of the Shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the Shares are sold or otherwise disposed of before the expiration of both of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the Shares on the date the Shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the Shares have been held from the date of purchase. Fluidigm generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of Shares before the expiration of the holding periods described above.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND FLUIDIGM UNDER THE RESTATED ESPP. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
ESPP Benefits
Participation in the Restated ESPP will be voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of contributions. Accordingly, future purchases under the Restated ESPP are not determinable.
For each of (i) our named executive officers, (ii) current executive officers, as a group, and (iii) all employees who are not executive officers, as a group, the following table sets forth the number of Shares purchased under the Existing Plan during fiscal 2019 and the weighted average per Share purchase price for such Shares.

	Number of Purchased Shares	Weighted Average Per Share Purchase Price
Named Executive Officers
Stephen Christopher Linthwaite	3,461	$6.783
President and Chief Executive Officer

Vikram Jog	—	N.A.
Chief Financial Officer

Colin McCracken	—	N.A.
Chief Commercial Officer

Bradley Kreger	—	N.A.
Senior Vice President, Global Operations

Nicholas Khadder	2,632	$3.496
Senior Vice President, General Counsel, and Secretary

Executive officers as a group	18,960	$4.689
All employees (excluding executive officers)	277,630	$3.549
Required Vote
The affirmative “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal is required to approve the Restated ESPP. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.
Recommendation
Our Board recommends a vote “FOR” the approval of the Restated ESPP.

PROPOSAL NUMBER 4
APPROVAL OF AMENDMENT OF THE 2011 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 1,420,000 SHARES
We are asking our stockholders to approve an amendment to our 2011 Equity Incentive Plan (the “2011 Plan”) to increase the number of shares reserved for issuance under the 2011 Plan by 1,420,000 shares. Other than increasing the 2011 Plan by these additional 1,420,000 shares, no material changes will be made to our 2011 Plan. Our Board approved the amendment in May 2020, subject to the approval of our stockholders at the Annual Meeting. If the amendment is not approved by our stockholders, the 2011 Plan will continue by its terms, without the share increase, and will terminate automatically in April 2029.
Before the amendment, the aggregate number of shares of our common stock reserved for issuance under the 2011 Plan during its entire term was 13,068,924, plus any shares forfeited under pre-existing equity incentive plans after the effectiveness of the 2011 Plan. As of May 1, 2020, 6,022,849 shares of our common stock are subject to outstanding awards granted under the 2011 Plan and 3,583,102 shares of our common stock remain available for issuance (which does not take into account anticipated retention grants as discussed in further detail below or any shares that may be subsequently added to the 2011 Plan through future forfeitures).
In connection with our 2019 annual meeting of stockholders, our stockholders approved an increase of 4,950,644 shares in the aggregate number of shares of common stock available for issuance under the 2011 Plan, which we believed at the time to be sufficient to cover our budgeted equity compensation requirements through the 2021 annual meeting of stockholders. On June 3, 2019, the date of our 2019 annual meeting of stockholders, the closing price of our common stock in trading on Nasdaq was $13.41, and on May 13, 2020, the date immediately before the filing date of this proxy statement, the closing price of our common stock was $4.89. Events subsequent to our 2019 annual meeting of stockholders—including in particular the global crisis unleashed by the COVID-19 pandemic—have focused the deliberations of our Compensation Committee and Board on, among other things, maintaining our financial condition through an uncertain business climate. As a result, our Compensation Committee recommended and our Board approved a 1,420,000 share increase for the following principle reasons:

•
In order to maintain our liquidity position until we have better visibility concerning the impact of COVID-19 on our revenues, we have temporarily reduced base salaries for our executive officers and upper level employees by 20% (with temporary salary reductions of 10% at all other levels ). In order to retain key employees, our Compensation Committee has accordingly increased the weighting of equity compensation relative to total direct compensation. We continue to offer annual short-term cash incentives under our Executive Bonus Plan and employee bonus programs, but those plans are intended to be largely self-funding and will therefore depend substantially on our revenues and financial condition.

•
Our Board and Compensation Committee believe we could face material key employee retention risks if we are unable to provide long-term retention incentives. As part of its analysis of retention risks, our Compensation Committee evaluated the vested versus unvested value of currently outstanding equity incentive awards for our key management personnel and believes that the value of those unvested awards, even at higher prices than our current trading price, provides an insufficient financial incentive to ensure either short or long-term retention.

•
The value of the awards that we have granted and would be able to grant absent additional share reserves places us at a competitive disadvantage relative to the companies with which we compete for employees. Even before the COVID-19 outbreak reached North America in early 2020, as a result of declines in our stock price over the last year, share reserve limitations constrained our Compensation Committee’s ability to make 2020 focal awards with a grant value that it considered to be competitive within our markets. Our principle management, scientific, and engineering personnel are based in either the San Francisco Bay Area or Toronto. Compensation levels in each of these markets remain relatively high and, particularly in the Bay Area, we must compete for talent with some of the largest companies in the world.

•
Our Compensation Committee has not yet finalized the terms of its equity retention program but expects the program to use substantially all of our currently available equity reserves, thus necessitating our request for additional shares. As of the date of this proxy statement, final determinations have not been made with respect to the allocation of awards under the equity retention program, but we expect to make awards of restricted stock units to all our executive officers and to key management and critically skilled employees. In order to incentivize retention through the next year, which we believe is critical to manage current uncertainty, vesting of the retention awards will be as follows: 50% of the retention awards will vest on the first anniversary of the date of grant, and the remaining shares subject to the awards will vest in two installments of 25% of the total award on the second and third anniversaries of the date of grant.

•
Our Board and Compensation Committee believe this program is appropriate and necessary, and in the best interests of our stockholders, in order to provide retention incentives and align management interests with our objective to exit the COVID-19 crisis successfully.

•
After giving effect to grants intended to be made under our equity retention program, we believe the proposed share increase under the 2011 Plan will be sufficient to address our expected requirements through at least the 2021 annual meeting of stockholders. As a governance matter, our Board and Compensation Committee determined that it was appropriate to limit our request to a number sufficient for only the next year, given our current focus on weathering the COVID-19 crisis over the next 12 months and, assuming our current usage projections prove correct, to permit stockholders another opportunity to vote on any additional increases in 2021.

In determining and recommending the increase to the share reserve under the 2011 Plan, our Board considered, in addition to the factors cited above, a number of factors, including dilutive impact, burn rate, and plan duration.
Historical Grant Practices. Our Board considered the historical numbers of stock options, RSUs, performance-based stock options, and performance-based RSUs that we have granted in the past three years. The annual share usage, or burn rate, under our equity compensation program for the last three years was as follows:

Annual Share Usage	2017	2018	2019	Three-Year Average

Stock options granted	1,363,460(1)	757,770	49,500	723,577
Non-performance RSUs granted	915,883(2)	1,821,885	1,803,862	1,513,877
Non-performance RSUs vested	445,355	945,119	726,239	705,571
Performance-based stock options granted	—	—	—	—
Performance-based RSUs granted	—	167,000	468,826	211,942
Performance-based RSUs vested	—	—	3,957	1,319
Total equity awards granted(3)	2,279,343	2,746,655	2,322,188	2,449,395
Basic weighted average shares of common stock outstanding as of December 31	32,980,163	39,651,703	66,778,649	46,470,172
Annual share usage	155,315(4)	1,862,614	1,761,083	1,259,004
___________________

(1)	379,443 of the stock options granted in 2017 were awarded solely pursuant to our stock option exchange program.

(2)	54,944 of the RSUs granted in 2017 were awarded solely pursuant to our stock option exchange program.

(3)	Represents stock options, performance-based stock options, RSUs, and performance-based RSUs.

(4)	Adjusted to exclude the effect of the 2017 stock option exchange program.
Forecasted Grant Practices. Based on our historical grant practices and after giving effect to the special retention grants described above, we currently forecast granting equity awards covering approximately 4,270,000 shares over the next 12-month period, which is equal to approximately 5.3% of the fully diluted number of shares of our common stock outstanding as of May 1, 2020. In light of this forecast, we believe, and our Board considered, that the requested increase to the 2011 Plan’s share reserve will provide a sufficient number of shares to allow us to grant equity awards for the purpose of our expected new hires, focal awards, any special retention needs, and employee growth through any opportunistic acquisitions or hiring for approximately one year. However, circumstances could alter this projection, such as a change in business conditions, our stock price, competitive pressures for attracting and retaining employees, or our company strategy.
Awards Outstanding Under Existing Grants and Dilutive Impact. As of May 1, 2020, we have outstanding equity awards under the 2011 Plan, the 2017 Inducement Award Plan (“Inducement Plan”), and prior plans covering approximately 6,578,709 shares. These outstanding equity awards (commonly referred to as the “overhang”), together with the 3,583,102 shares currently available for grant under the 2011 Plan, represent approximately 12.6% of the fully diluted number of shares of our common stock. The dilutive impact of the additional 1,420,000 shares that would be available for issuance under the 2011 Plan would increase the overhang percentage by approximately 1.5 percentage points to approximately 14.1%, each based on our fully diluted number of shares of our common stock as of May 1, 2020 (in all cases without consideration of shares potentially issuable upon conversion of outstanding convertible indebtedness).
If the stockholders do not approve the amendment to the 2011 Plan, the 2011 Plan will continue without the amendment. In that case, the shares reserved for issuance under the 2011 Plan may be insufficient to achieve our future incentive, recruiting, and retention objectives. Consequently, without stockholder approval of the amendment to our 2011 Plan, we believe our ability to attract and retain the individuals necessary to drive our performance and increase long-term stockholder value will be impaired. We therefore believe that stockholder approval of the amendment to our 2011 Plan is important to our continued success.
Our executive officers and directors have an interest in the approval of the amendment to the 2011 Plan by our stockholders because they would be eligible to receive awards under the 2011 Plan. Our Board and Compensation Committee have approved the amendment to the 2011 Plan, subject to the approval of our stockholders at the Annual Meeting.

Summary of the 2011 Plan
The amendment to our 2011 Plan was approved by our Board in May 2020. The following general description of the material features of the 2011 Plan, as amended, is qualified in its entirety by reference to the provisions of the 2011 Plan set forth in Exhibit II to this proxy statement.
Eligibility. Our 2011 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to our employees and the employees of our subsidiaries, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and the employees and consultants of our subsidiaries. As of May 1, 2020, we had seven non-employee directors, approximately 70 consultants, and approximately 600 employees (including our employee director).
Shares Available for Grant and Shares Outstanding.  The total number of shares of our common stock available for issuance under our 2011 Plan is equal to 5,003,102 shares (assuming the shares available for grant as of May 1, 2020 remain available upon the Annual Meeting). As of May 1, 2020, 6,022,849 shares of our common stock are subject to outstanding awards grant under the 2011 Plan.  As described in the paragraph below, outstanding awards under the 2011 Plan that expire or forfeit return to the pool to be available for grant.
Generally, if an option award expires or becomes unexercisable without having been exercised in full, or if restricted stock, performance shares, or shares subject to restricted stock units or performance units are forfeited or repurchased by us due to failure to vest, the unpurchased, forfeited, or repurchased shares that were subject to such awards will become available for future grant or sale under the 2011 Plan (unless it has terminated). With respect to stock appreciation rights, only shares actually issued will cease to be available. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance.
Administration. Our 2011 Plan is administered by our Board or a committee appointed by our Board. Currently, our Compensation Committee administers our 2011 Plan. Different committees may administer our 2011 Plan with respect to different groups of service providers. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act.
Subject to the provisions of our 2011 Plan, the administrator generally has the power to make all determinations deemed necessary or advisable for administering the 2011 Plan. The administrator has the power to determine the terms of awards, including the exercise price (if any), the number of shares subject to each such award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards), and the form of consideration payable upon exercise, if applicable. The administrator also has the authority to amend awards. The administrator may not implement any exchange program under which (i) outstanding awards are surrendered or canceled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced. In addition, the administrator may provide for dividends or dividend equivalents to accrue on unvested awards, but no dividends or dividend equivalents will be paid until the vesting of such awards. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.
Stock Options. Options may be granted under our 2011 Plan. Subject to the provisions of our 2011 Plan, the administrator determines the terms and conditions of options, including when such options vest and become exercisable (and the administrator has the discretion to accelerate the time at which such options will vest or become exercisable). The per share exercise price of any option generally must be at least 100% of the fair market value of a share of our common stock on the date of grant, and the term of an incentive stock option may not be more than 10 years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of our company or any of its parent or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share of our common stock on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for 3 months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.
Stock Appreciation Rights. Stock appreciation rights may be granted under our 2011 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our 2011 Plan, the administrator determines the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator has the discretion to accelerate the time at which such rights will vest or become exercisable) and whether to pay any increased appreciation in cash, shares of our common stock, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value per share on the date of grant, and the term of a stock appreciation right may not be more than 10 years. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her option agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its term.
Restricted Stock. Restricted stock may be granted under our 2011 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us), and the administrator has the discretion to accelerate the time at which any restrictions will lapse or be removed. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.
Restricted Stock Units. Restricted stock units may be granted under our 2011 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator has the discretion to accelerate the time at which any restrictions will lapse or be removed.
Performance Units and Shares. Performance units and performance shares may be granted under our 2011 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The administrator has the discretion to reduce or waive any performance objectives or other vesting provisions for performance units or performance shares. Performance units will have an initial dollar value established by the administrator on or before to the grant date. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date. The administrator has the discretion to pay earned performance units or performance shares in the form of cash, shares, or in some combination of both.
Transferability of Awards. Our 2011 Plan does not allow for the transfer of awards unless the administrator provides otherwise, and in no event may an award be transferred for value or consideration. Additionally, only the recipient of an award may exercise an award during his or her lifetime.
Outside Directors. Our 2011 Plan provides that any outside (non-employee) director, in any fiscal year, may not be granted equity awards under our 2011 Plan with an aggregate grant date fair value of more than $400,000, or $500,000 with respect to his or her first year of service as an outside director. For purposes of this limitation, the grant date fair value is determined in accordance with U.S. generally accepted accounting principles (GAAP). Any equity awards granted under our 2011 Plan to an outside director for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our outside (non-employee) directors. The outside (non-employee) director annual limits were developed with input from Meridian Compensation Partners, LLC, an independent compensation consulting firm, based on a review of non-employee director limits in equity plans for comparable companies.
Certain Adjustments. If there are certain changes in our capitalization, the administrator will adjust the number and class of shares that may be delivered under the 2011 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2011 Plan.
Dissolution or Liquidation. If there is a proposed liquidation or dissolution of our company, the administrator will notify participants as soon as practicable before the effective date of such event and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.
Merger or Change in Control. Our 2011 Plan provides that if there is a merger of the company with or into another company or a “change in control” (as defined under the 2011 Plan) of our company, each outstanding award will be treated as provided in the applicable award agreement or as described below. The administrator is not required to treat all awards similarly. If the successor corporation does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and the administrator will notify participants that awards will become fully exercisable, if applicable, for a specified period before the transaction. The award will then terminate upon the expiration of the specified period of time.
With respect to awards held by a non-employee director that are assumed or substituted for, if such non-employee director’s service as our director or that of a successor corporation is terminated on or after the date of such merger or change in control (except for a voluntary resignation that is not at the request of the acquirer), then the non‑employee director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to performance units and performance shares, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met in the event.
Forfeiture and Clawback. All awards granted under our 2011 Plan will be subject to recoupment under our current clawback policy and any clawback policy that we are required to adopt under applicable law. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events.
Plan Amendments and Termination. Our 2011 Plan will automatically terminate in 2029, unless we terminate it sooner. In addition, our Board has the authority to amend, suspend, or terminate the 2011 Plan, but such action will not impair the rights of any participant without his or her written consent.
New Plan Benefits
As noted above, our Compensation Committee expects to make substantial retention grants under the 2011 Plan to our executive officers and key management, engineering, scientific, and other critically skilled personnel. As of the date of this proxy statement, our Compensation Committee has not approved any such awards or determined any allocation of these awards among eligible employees.
The number of awards that an employee, director, or consultant may receive under the 2011 Plan is in the discretion of the administrator and therefore cannot be determined in advance. For (i) each of our named executive officers, (ii) our executive officers, as a group, (iii) our directors who are not executive officers, as a group, and (iv) all of our employees who are not executive officers, as a group, the following table sets forth the following information:
(A) the aggregate number of shares subject to stock options granted under the 2011 Plan during 2019;
(B) the average per share exercise price of such options;
(C) the aggregate number of RSUs (including performance-based RSUs) granted under the 2011 Plan and the Inducement Plan during 2019; and
(D) the dollar value of such RSUs.

	Shares Subject to Stock Options	Average Per Share Exercise Price of Options	Shares Subject to Restricted Stock Units	Dollar Value of Restricted Stock Units(1)
Named Executive Officers
Stephen Christopher Linthwaite	—	—	224,719	$757,303
President and Chief Executive Officer

Vikram Jog	—	—	73,034	$246,125
Chief Financial Officer

Colin McCracken	—	—	101,955	$343,588
Chief Commercial Officer

Bradley Kreger	—	—	73,034	$246,125
Senior Vice President, Global Operations

Nicholas Khadder	—	—	67,416	$227,192
Senior Vice President, General Counsel, and Secretary

Executive officers as a group	—	—	946,394	$3,189,348
Non-employee directors	49,500	$13.08	42,855	$144,421
All employees (excluding executive officers)	—	—	1,283,439	$4,325,189
_________________________

(1)	Reflects the aggregate fair value of the equity awards computed in accordance with ASC 718, based on the $3.37 closing price per share of our common stock on Nasdaq on May 1, 2020.
Required Vote
The affirmative “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal is required to approve the amendment to the 2011 Plan to increase the number of shares reserved for issuance under the 2011 Plan by 1,420,000 shares. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal.

Abstentions have the same effect as a vote against the proposal. Broker non-votes are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.
Recommendation
Our Board recommends a vote “FOR” the approval of the amendment to the 2011 Plan to increase the number of shares reserved for issuance under the 2011 Plan by 1,420,000 shares.

PROPOSAL NUMBER 5
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed PricewaterhouseCoopers LLP to audit the financial statements of our company for the fiscal year ending December 31, 2020 and recommends that stockholders vote in favor of the ratification of such appointment. During 2019, PricewaterhouseCoopers LLP served as our registered independent public accounting firm.
At the Annual Meeting, stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by our bylaws or other applicable legal requirements. However, our Board is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our Audit Committee. Even if the appointment is ratified, our Audit Committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2020 if our Audit Committee believes that such a change would be in the best interests of Fluidigm and its stockholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.
Required Vote
Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020 requires the affirmative “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.
Recommendation
Our Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020.
Principal Accounting Fees and Services
The following table sets forth the aggregate fees for audit services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2019 and December 31, 2018:

	2019	2018

Audit fees(1)	$1,763,821	$1,643,990
Audit-related fees(2)	331,229	—
Tax fees(3)	140,000	—
All other fees(4)	4,500	3,600
Total fees	$2,239,550	$1,647,590

(1)
Audit fees for 2019 consist of fees billed or to be billed by PricewaterhouseCoopers LLP for professional services rendered for the integrated audit of our annual consolidated financial statements and management’s report on internal controls included in our Annual Report on Form 10-K; for the review of the consolidated financial statements included in our quarterly reports on Form 10-Q; and for other services, including statutory audits and services rendered in connection with SEC filings. We note that for year 2018, $132,355 of the fees were reclassified from audit-related fees to audit fees to conform to the current year’s presentation.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards.

(3)	Tax fees consist of fees billed by PricewaterhouseCoopers LLP for professional services rendered for tax compliance, consultation and planning services.

(4)
All other fees consist of fees billed by PricewaterhouseCoopers LLP for professional services other than the services reported above. These fees primarily consist of fees attributable to permissible consulting services as well as fees to license specialized accounting research software.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm
Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board (PCAOB) regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.
All of the services of PricewaterhouseCoopers LLP for 2018 and 2019 described above were pre-approved by the Audit Committee.
Report of the Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibility over Fluidigm’s financial reporting process. It is not the duty of the Audit Committee to plan or conduct audits, to prepare Fluidigm’s financial statements, or to assess Fluidigm’s internal control over financial reporting. Management has the primary responsibility for preparing the financial statements and assuring their accuracy, effectiveness, and completeness. Management is also responsible for the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for auditing Fluidigm’s financial statements and internal control over financial reporting and expressing its opinion as to whether the statements present fairly, in accordance with accounting principles generally accepted in the United States, Fluidigm’s financial condition, results of operations, and cash flows. However, the Audit Committee reviews and discusses the financial statements with management and the independent registered public accounting firm prior to the presentation of financial statements to our stockholders and, as appropriate, initiates inquiries into various aspects of Fluidigm’s financial affairs.
Unless the Audit Committee has reason to question its reliance on management or the independent registered public accounting firm, the members of the Audit Committee necessarily rely on information provided to them by and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles. Furthermore, the Audit Committee’s authority and oversight responsibilities do not independently assure that the audits of Fluidigm’s financial statements have been carried out in accordance with the standards of the PCAOB or that the financial statements are presented in accordance with accounting principles generally accepted in the United States.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm to review Fluidigm’s audited 2019 consolidated financial statements (including the quality of Fluidigm’s accounting principles). Management represented to the Audit Committee that Fluidigm’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee consulted with management and the independent registered public accounting firm prior to approving the presentation of the audited 2019 consolidated financial statements to stockholders. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the PCAOB.
The Audit Committee has discussed with the independent accountant the independent accountant’s independence from Fluidigm and its management. As part of that review, the Audit Committee received the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, Fluidigm’s audited consolidated financial statements for the year ended December 31, 2019 for filing with the SEC as part of Fluidigm’s Annual Report on Form 10-K. The Audit Committee has appointed PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the year ending December 31, 2020.
The Audit Committee
Patrick S. Jones (Chair)
Gerhard F. Burbach
Laura M. Clague
Bill W. Colston
The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by Fluidigm under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Fluidigm specifically incorporates the Audit Committee Report by reference therein.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with Fluidigm and other biographical information as of May 5, 2020 are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Stephen Christopher Linthwaite	48	President, CEO, and Director
Vikram Jog	64	Chief Financial Officer
Colin McCracken	47	Chief Commercial Officer
Bradley Kreger	45	Senior Vice President, Global Operations
Nicholas Khadder(1)	47	Senior Vice President, General Counsel, and Secretary
_________________________

(1)	Mr. Khadder rejoined the Company effective April 27, 2020, and was reelected as an executive officer of the Company effective May 5, 2020.
Stephen Christopher Linthwaite. Please see the biographical information provided above in the section entitled “Continuing Class III Directors (Term Expiring in 2022).”
Vikram Jog has served as our Chief Financial Officer since February 2008. From April 2005 to February 2008, Mr. Jog served as chief financial officer for XDx, Inc. (now CareDx, Inc.), a molecular diagnostics company. From March 2003 to April 2005, Mr. Jog was a vice president of Applera Corporation, a life science company that is now part of Thermo Fisher Scientific, and vice president of finance for its related businesses Celera Genomics and Celera Diagnostics. From April 2001 to March 2003, Mr. Jog was vice president of finance for Celera Diagnostics and corporate controller of Applera Corporation. Mr. Jog received a Bachelor of Commerce degree from Delhi University and an M.B.A. from Temple University. Mr. Jog is a member of the American Institute of Certified Public Accountants.
Colin McCracken joined Fluidigm as Chief Commercial Officer in March 2019. From 2015 to 2019, Mr. McCracken held various positions at Thermo Fisher Scientific, a life sciences company, including vice president, sales, chromatography and mass spectrometry, from 2017 to 2019, and vice president and general manager, Middle East, Africa and Eastern Europe from 2015 to 2017. Prior to Thermo Fisher, Mr. McCracken served as vice president and head of European sales at Life Technologies, a life sciences company, from 2009 to 2013, and as vice president and head of European sales at Invitrogen Corporation, a predecessor of Life Technologies, from 2008 to 2009. Prior to Invitrogen, Mr. McCracken served as national sales manager at QiAGEN, a biotechnology company, from 2002 to 2005. Mr. McCracken received an honors degree in electrical and electronic engineering from the University of Strathclyde in Glasgow.
Bradley Kreger joined Fluidigm as Senior Vice President, Global Operations in April 2018. From December 2016 to April 2018, Mr. Kreger was senior director, operations, clinical sequencing division at Thermo Fisher Scientific, a life sciences company. From 1995 to December 2016, Mr. Kreger held various staff and management positions at Affymetrix, a biotechnology company, including vice president, reagent manufacturing and global process engineering, senior director, global process engineering and manufacturing science, and director, global process engineering and manufacturing science. Mr. Kreger received an M.B.A. from Western Governors University and a B.S. in Biotechnology and Business from Charter Oak State College.
Nicholas Khadder has served as our Senior Vice President, General Counsel, and Corporate Secretary, most recently since May 2020, and, previously, from June 2016 to March 2020. From 2010 to June 2016, Mr. Khadder held various positions at Amyris, Inc., an industrial biotechnology company, including senior vice president, general counsel and corporate secretary from 2013 to June 2016, interim general counsel from July 2013 to December 2013 and assistant general counsel from October 2010 to July 2013. Prior to joining Amyris, Mr. Khadder served in senior corporate counsel roles at LeapFrog Enterprises, Inc., an educational entertainment company, from August 2008 to September 2010, and at Protiviti, Inc., an internal audit and risk consulting firm, from June 2005 to July 2008. Before commencing his in-house legal career, Mr. Khadder was a corporate law associate at Fenwick & West LLP from 1998 to 2005. Mr. Khadder received a J.D. from Berkeley Law (the University of California, Berkeley, School of Law) and a B.A. in English from the University of California, Berkeley.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below.
Introduction
In this Compensation Discussion and Analysis, we provide the following:

•	Executive Summary	page 35
•	Compensation Philosophy and Objectives	page 38
•	Compensation Process	page 40
•	Elements of Executive Compensation	page 41
	• Base Salary	page 42
	• Annual Cash Incentive Program	page 42
	• Long-Term Incentive Compensation	page 45
•	Guidelines and Policies	page 47
•	Other Benefits	page 48

Named Executive Officers
This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by, or paid to our executive officers, including our named executive officers (“NEOs”), during 2019. Our NEOs for 2019 were:

Stephen Christopher Linthwaite	President and CEO
Vikram Jog	Chief Financial Officer
Colin McCracken	Chief Commercial Officer
Bradley Kreger	Senior Vice President, Global Operations
Nicholas Khadder(1)	Senior Vice President, General Counsel, and Secretary
_________________________

(1)
As previously disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on February 27, 2020 (the “Form 10-K”), Mr. Khadder resigned from the Company effective March 13, 2020. Mr. Khadder subsequently rejoined the Company effective April 27, 2020.

Executive Summary
Company Overview
Fluidigm is an industry-leading biotechnology tools provider with a vision to improve life through comprehensive health insight. We focus on the most pressing needs in translational and clinical research, including cancer, immunology, and immunotherapy. Using proprietary CyTOF® and microfluidics technologies, we develop, manufacture, and market multi-omic solutions to drive meaningful insights in health and disease, identify biomarkers to inform decisions, and accelerate the development of more effective therapies. Our customers are leading academic, government, pharmaceutical, biotechnology, contract research organizations, and plant and animal research laboratories worldwide. Together with them, we strive to increase the quality of life for all.
2019 Business and Performance Highlights

•	Continued revenue growth: Annual revenue of $117.2 million from $113.0 million in 2018, with mass cytometry revenue growth of 23%, compared to 2018

•	Launch of over 10 new products for our mass cytometry business, as well as new microfluidics content to drive penetration of new key accounts

•	Strengthened balance sheet and liquidity:

◦	March 2019 retirement of the Company’s 2018 2.75% convertible notes due 2034 with an aggregate principal value of $150 million

◦
November 2019 private placement of $55.0 million in aggregate principal amount of 5.25% convertible notes due 2024 and concurrent retirement of $50.2 million in aggregate principal amount of the Company’s 2014 2.75% convertible notes due 2034

◦	Maintained a $15 million revolving credit facility with Silicon Valley Bank

–	In April 2020, the maturity date of such credit facility was extended to August 2022
Executive Compensation Highlights
In 2019 and early 2020, the Compensation Committee took the following actions to align executive compensation with Company performance and the short- and long-term interests of stockholders:

•	Granted performance-based restricted stock unit awards (“PSUs”) contingent upon total stockholder return over a three-year performance period relative to the companies in the Russell 3000 Index.

•	Increased the weighting of PSUs to 51% of the annual equity grants—sometimes referred to as long-term incentive compensation (“LTI”)—with the remaining 49% granted in time-based RSUs.

◦	For 2020, increased the portion of LTI granted in PSUs from 51% to 55% to further demonstrate the long-term alignment of our executives’ interests with those of our stockholders.

•
Established the 2019 annual executive cash incentive program pursuant to our Executive Bonus Plan (the “2019 Cash Incentive Program”), which measured annual performance based on predefined financial goals with adjustments based on each executive’s strategic goals and contributions.

•	Approved payouts under the 2019 Cash Incentive Program of between 18.7% and 25.5% of target, reflecting the Compensation Committee’s rigorous goal setting approach.

•	Held all NEO base salaries flat from 2018 levels: no increases were made for 2019 or 2020.
Company Performance and Pay Alignment
The structure of the Company’s compensation program coupled with the Compensation Committee’s processes and decision-making ensure a strong tie between Company performance and executive pay. This is especially illustrated by the compensation outcomes for the Company’s executive officers over the last three years. The chart below spotlights the direct relationship between total stockholder return (“TSR”), which is measured by stock price changes, and the realizable pay of our CEO based on the compensation the Compensation Committee has awarded to him.

Effect of Company Performance on CEO Realizable Pay(1)
Year	TSR for the Year	Salary increase following year end	Performance Cash Incentive Awarded, % of Target, Following Year End	Realizable Pay as a % of Target Pay measured at December 31, 2019

2019	-59.6%	No increase	18.7%	42.7%
2018	46.3%	No increase	117.0%	63.9%
2017	-19.1%	4%	105.2%	60.9%
_________________________

(1)	For a discussion of what constitutes “realizable pay” for this purpose, see the explanatory notes to the “CEO Target vs. Realizable Compensation” chart below.
Additional comparative detail about the tie between Company performance and NEO pay may be found below in the sections below titled “Pay and Performance Alignment in Our Target Compensation Mix,” “Effect of Company Performance on Realizable Pay,” “Annual Cash Incentive Program,” and “Long-Term Incentive Compensation.”
2019 Advisory Vote on Executive Compensation
Our board has adopted the recommendation of our stockholders to hold annual advisory votes on the compensation of our NEOs, or “say-on-pay” votes. At our 2019 annual meeting of stockholders, 79.6% of the stockholder votes cast were in favor of our 2018 executive compensation program, a significant improvement over the results of the say-on-pay vote at our 2018 annual meeting of stockholders. Our 2019 compensation program includes a number of changes implemented in response to stockholder feedback and the results of the say-on-pay vote at our 2018 annual meeting of stockholders, and we believe our significantly improved 2019 results reflect stockholders’ approval of these changes. As further described below, we continue to engage actively with stockholders on our executive compensation program and remain committed to implementing compensation governance best practices and achieving pay for performance alignment.

Listening to Our Stockholders
While we were reviewing our executive compensation program in late 2018 and early 2019, members of our management team solicited engagement with stockholders for feedback around executive compensation. Later, in advance of our 2019 annual meeting of stockholders, our management extended invitations to discuss our proxy statement, including the compensation discussion and analysis and our executive compensation program, to a number of stockholders—including our top six institutional investors collectively representing approximately 60% of our then-outstanding common stock—to solicit their feedback and answer their questions. Based on the feedback received from stockholders during our engagement efforts, the Compensation Committee has made significant changes to our executive compensation program and we have enhanced our disclosures to provide a better picture of our current program.

Compensation Component	Our Prior Practice	Investor Feedback	What We Did in Response to Investor Feedback
Type of Equity Awards	Our equity awards granted to our executive officers were predominantly time-based.	Equity awards should include a meaningful amount of performance-based awards in addition to time-based awards.	We increased the portion of long-term compensation in PSUs to 51% of total LTI for 2019 (from 25% in 2018 and 0% in 2017) and then to 55% of total LTI for 2020.
Clawback Policy	We had not adopted a clawback policy prior to 2018.	Incentive compensation should be subject to a clawback.	In 2018, we adopted a clawback policy that is applicable to our CEO and all officers who report directly to the CEO, including our NEOs.
Stock Ownership Guidelines	Prior to 2018, we had not adopted stock ownership guidelines.	Executive officers and non-employee members of the Board should be subject to stock ownership guidelines.	In 2018, we adopted stock ownership guidelines for our CEO, our other senior executive officers, and the non-employee members of the Board.
Executive Compensation Governance Highlights
We believe that the following executive compensation-related practices, which were in effect during 2019, serve our stockholders’ long-term interests:
What we do

•	Maintain an executive compensation program designed to align pay with performance

•	Balance near- and long-term strategic objectives by providing a mix of cash and equity incentives

•	Deliver the majority of compensation in the form of at-risk, variable pay

•	Award performance-based equity grants—more than half of the equity awards granted to our executive officers in 2019 are subject to performance conditions over a 3-year period

•	Benchmark compensation levels against appropriate companies operating in similar industries, of a similar size and business complexity

•	Reference the market median when reviewing compensation for our executive officers

•	Maintain stock ownership guidelines for our executive officers and directors

•	Maintain an incentive compensation clawback policy

•	Prohibit hedging and pledging of our common stock by our directors, officers, and others with access to material nonpublic information

•	Conduct an annual assessment to identify and mitigate risk in compensation programs

•	Hold an annual stockholder advisory vote

•	Welcome and initiate direct engagement with stockholders

•	Align compensation with the interests of stockholders

•	Engage an independent consultant to advise on executive pay matters

•	Maintain an all-independent Compensation Committee that meets in executive session without members of management present

What we don’t do

•	Allow excessive severance benefits or single trigger change in control payments

•	Offer tax gross-ups to any of our executive officers

•	Pay dividends on unvested equity awards

•	Offer supplemental executive retirement plans

•	Guarantee salary increases or bonuses for our executive officers

•	Provide uncapped award opportunities

•	Encourage excessive risk taking in our incentive plan designs
Compensation Philosophy and Objectives
The Compensation Committee is responsible for establishing, implementing, and monitoring adherence with our compensation philosophy. The Compensation Committee seeks to ensure that the total compensation paid to our executive officers is fair and reasonable.
The primary goal of our executive compensation program is to ensure that we attract, hire, and retain talented and experienced executive officers who are motivated to achieve or exceed our corporate goals. We seek to have an executive compensation program that fosters synergy among our management team, incentivizes our executive officers to achieve our short-term and long-term goals, and fairly rewards our executive officers for corporate and individual performance. In determining the form and amount of compensation payable to our executive officers, we are guided by the following objectives and principles:

• Team-oriented approach to establishing compensation levels.	We believe that it is critical that our executive officers work together as a team to achieve overall corporate goals rather than focusing exclusively on individual departmental objectives.
• Compensation should relate to performance.	We believe that executive compensation should be directly linked to corporate as well as individual performance, with an emphasis on performance-based compensation.
• Equity awards help executive officers think like stockholders.
We believe that our executive officers’ total compensation should have a significant equity component because stock-based awards help reinforce the executive officers’ long-term interest in our overall performance and align the interests of our executive officers with the interests of our stockholders.

• Total compensation opportunities should be competitive.	We believe that our total compensation programs should be competitive so that we can attract, retain, and motivate talented executive officers who will help us to perform better than our competitors.
We consider total cash and equity compensation for our executive officers, consisting of base salary, cash incentive bonuses, and equity awards, at approximately the 50th percentile of our peer group as a general guideline for the appropriate level of total cash and equity compensation. An individual executive may be compensated above or below the guideline percentage based on factors such as performance, job criticality, experience and skill set. For 2019, we considered equity incentives for our executive officers at approximately the 50th percentile of our peer group as a general guideline for the appropriate level of equity compensation, but we did not attempt to benchmark equity compensation to any specific percentile. For new executive officer hires, we establish initial cash and equity compensation through arm’s length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, the compensation of our other executive officers, and the most recent compensation survey of our peer group.
Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between cash and non-cash compensation, among different forms of non-cash compensation, or with respect to long-term and short-term performance. The determination of our Compensation Committee as to the appropriate use and weight of each component of executive compensation is subjective, based on its views of the relative importance of each component in meeting our overall objectives and factors relevant to the executive officer.
Pay and Performance Alignment in Our Target Compensation Mix
The Compensation Committee believes in a pay-for-performance compensation philosophy and intends to deliver a majority of target total executive pay opportunities through the annual cash incentive program and LTI. The charts below compare the percentage breakdown of target total direct compensation—comprising annual base salary, target cash incentive opportunity, and target LTI award—for 2019 for our CEO compared to our other NEOs. As illustrated below, more than 80% of our CEO’s compensation is at risk in the form of annual cash incentive and LTI. For the other NEOs, more than 65% of compensation is at risk or variable. For purposes of the pie chart below and the table in the section entitled “Elements of Executive Compensation,” we consider compensation to be at risk or variable if the compensation: (i) is earned subject to performance-based conditions; or (ii) varies as a result of performance, including stock price performance over time.

CEO
Base Salary 19%
Annual Bonus 15%
Restricted Stock Units 32%
Performance Stock Units 34%
Subject to TSR Performance Condition
Aligned with Stock Price Performance
Earned based on Individual and Company Performance Factors

Other NEOs

Subject to TSR Performance Condition
Performance Stock Units 27%
Base Salary 31%
Restricted Stock Units 26%
Annual Bonus 16%
Aligned with Stock Price Performance
Earned based on Individual and Company Performance Factors

Effect of Company Performance on Realizable Pay
Changes in stock price and performance over the vesting or performance period of LTI cause the value ultimately received by the executive to differ from the target grant value. The measurement of realizable pay includes such changes when comparing pay received, or trending to be received, to the target pay granted. The chart illustrates the degree to which our CEO’s realizable pay has been impacted by changes in the stock price after the grant date, illustrating the significant alignment of our executive compensation program with stockholder returns.

CEO Target vs. Realizable Compensation
(as of December 31, 2019 price of $3.48)
Base Salary
Annual Incentive Bonus
Options
RSUs
PSUs
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
$1,982,955
-39%
$1,207,480
$2,286,148
-36%
$1,461,514
$3,315,371
-69%
$1,032,392
Target
Realizable
Target
Realizable
Target
Realizable
2017
2018
2019
TSR
-52%
FY17 - FY19
-41%
FY18 - FY19
-60%
FY19

Notes:

•
Target pay is defined as the sum of base salary, target cash incentive opportunity, and the grant date face value of LTI granted during the respective year (i.e., Black-Scholes for stock options and the closing price of our common stock on the date of grant for RSUs and PSUs). This target pay value differs from values disclosed in the Summary Compensation Table, which confirms with SEC requirements.

•
Realizable pay defined as the sum of base salary, actual cash incentive earned, spread value of options granted during the respective year, RSUs granted in the respective year, and PSUs granted in the respective year at current projected payout levels (currently 0% for both the 2018-2020 and 2019-2021 cycles). LTI values calculated using the closing price of our common stock of $3.48 as of December 31, 2019.

•	2017 pay excludes grants made in connection with our stock option exchange program.
Compensation Process
Role of the Compensation Committee
The Compensation Committee has principal responsibility for reviewing our executive compensation structure, evaluating the performance of our executive officers relative to our corporate objectives, and considering and approving executive compensation. The fundamental responsibilities of our Compensation Committee are to:

•	assist the Board in providing oversight of our compensation policies, plans, and benefit programs;

•	assist the Board in discharging its responsibilities relating to oversight of the compensation of our executive officers (including officers reporting under Section 16 of the Exchange Act);

•	review and approve or make recommendations to the Board with respect to executive officer compensation, plans, policies, and programs; and

•	administer our equity compensation plans for executive officers and employees.
Our Compensation Committee:

•	is made up of solely independent directors;

•	meets in executive session without members of management present;

•	engages an independent consultant to advise on executive pay matters;

•	reviews its charter on a regular basis; and

•	regularly reviews the realizable pay of the CEO and other executive officers in light of the Company’s performance to ensure alignment of pay with performance.
In determining each executive officer’s compensation, our Compensation Committee reviews our corporate financial performance and financial condition and assesses the performance of the individual executive officers. Individual executive officer performance is evaluated by our CEO, in the case of other executive officers, and by the Compensation Committee, in the case of our CEO. Our CEO does not participate in Compensation Committee or Board deliberations regarding his own compensation. Our CEO meets with the Compensation Committee to discuss executive compensation matters and to make recommendations to the Compensation Committee with respect to other executive officers. The Compensation Committee may modify individual compensation components for executive officers and is not bound to accept the CEO’s recommendations. The Compensation Committee (or, in some cases, the independent members of the Board) makes all final compensation decisions for our executive officers. In addition, it is the Compensation Committee’s practice to consult with the independent members of the Board prior to making material changes to our compensation policies.
Although we generally make many compensation decisions in the first quarter of the calendar year, the compensation evaluation process is ongoing. Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and rewards is performed annually or more often as needed.
Role of the Independent Compensation Consultant
Our Compensation Committee is authorized to engage the services of outside consultants. The Compensation Committee engaged Meridian Compensation Partners, LLC, an independent compensation consulting firm (“Meridian”), as its compensation consultant for 2019 to review our executive compensation program, assess the competitiveness of such program, and advise our Compensation Committee on matters related to executive compensation. During 2019, Meridian assisted the Compensation Committee by providing the following services:

•	assisting us in confirming and updating an appropriate peer group of companies for purposes of benchmarking our levels of compensation;

•	gathering and analyzing compensation data from available compensation surveys;

•	advising us on policies related to executive officer and director stock ownership and structuring of such policies relative to peer group companies’ publicly disclosed policies;

•	conducting a twice yearly review of compliance and regulation updates related to executive compensation; and

•	assisting us in assessing the competitiveness of our executive officer compensation program.
Meridian served at the discretion of and reported directly to the Compensation Committee. The Committee assessed Meridian’s independence, taking into account, among other things, the independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable Nasdaq Listing Standards, and concluded that there were no conflicts of interest with respect to the work that Meridian performed for the Committee in 2019. Meridian did not provide any services to us or our management in 2019 other than those provided to the Committee and our Board as described below.
Use of Competitive Market Data
As directed by our Compensation Committee, Meridian developed an industry- and revenue size-appropriate peer group for purposes of benchmarking pay levels and practices. The benchmarking peer group includes companies in the medical device and biotechnology research-related industries that were comparable to us with respect to revenue. The benchmark companies considered by the Committee and Meridian as part of their executive compensation assessments (the “Peer Group”) were as follows:

Alphatec Holdings	Enzo Biochem	Natera
Apollo Endosurgery	GenMark Diagnostics	Pacific Biosciences of California
AtriCure	Harvard Bioscience	Repligen
CareDx	Invitae	SeaSpine Holdings
Codexis	LeMaitre Vascular	SurModics
Cutera	Meridian Bioscience	Tandem Diabetes Care
Digirad	Mesa Laboratories	Veracyte
Endologix	NanoString Technologies
With Meridian’s assistance, the Compensation Committee used data from the Peer Group’s public filings and Radford’s Global Technology Survey to establish a competitive market range (+/- 15% of the median) within which individual pay could be positioned. Meridian provided the Compensation Committee with an analysis that identified the competitive market median range for each executive officer based on their respective, or substantially similar, positions at companies within the Peer Group. In cases where the data from the Peer Group was unavailable or insufficient, a competitive market median range was derived from survey data reflecting companies of comparative size and business profile.
Elements of Executive Compensation and Related Risk Profile
This section describes each component of compensation we pay to our executives.

Element	Description	Objective	Risk Profile

Base Salary	Fixed cash compensation	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Low

Annual Cash Incentive Program	Annual cash compensation with payouts tied to financial results and individual performance	Increase alignment with stockholders by providing a direct financial incentive to achieve annual corporate financial goals	Moderate to High

RSUs	Awards vest 25% on the first anniversary of the grant date and then in equal quarterly installments over the next 3 years	Provide alignment with stockholders and promote retention through the 4-year service-vesting requirement	Moderate

PSUs	Awards vest after 3 years subject to relative TSR performance against the companies in the Russell 3000 Index	Provide performance incentives and align executives’ interests with stockholders by rewarding sustained share price performance and promote retention through the service-vesting requirement	High

Base Salary
We pay an annual base salary to each of our executive officers in order to provide them with a fixed rate of cash compensation during the year. Our executive compensation philosophy is team-oriented as our success is dependent on our management team’s ability to work together to accomplish our corporate objectives. Therefore, we seek to provide our non-CEO executive officers with generally comparable levels of base salary.
2019 Base Salary. The Compensation Committee annually reviews the base salaries of our executive officers, including the NEOs, and makes adjustments to base salaries as it determines to be necessary or appropriate. In February 2019, our Compensation Committee reviewed our executive officers’ base salaries in light of 2018 performance ratings, Meridian’s analysis identifying the median base salary ranges for each of our executive officers compared to their respective, or substantially similar, positions in the Peer Group or Radford’s Global Technology Survey, and general compensation trends in our industry. As a result of this review, the Committee decided to maintain 2019 base salaries at the same levels as in 2018. The following table reflects the highest annualized base salaries for each of our NEOs for each of the past two fiscal years:

Named Executive Officer	2018 Base Salary	2019 Base Salary	2019 Base Salary Percentage Change

Stephen Christopher Linthwaite	$564,720	$564,720	—
President and CEO

Vikram Jog	$362,274	$362,274	—
Chief Financial Officer

Colin McCracken	—	$335,000(1)	—
Chief Commercial Officer

Bradley Kreger	$325,000	$325,000	—
Senior Vice President, Global Operations

Nicholas Khadder	$347,471	$347,471	—
Senior Vice President, General Counsel, and Secretary
_________________________

(1)	Mr. McCracken joined the Company on March 1, 2019. This represents Mr. McCracken’s annualized base salary at the time of hire.
Annual Cash Incentive Program
Our cash incentive program, which is adopted annually by the Compensation Committee pursuant to our Executive Bonus Plan, is intended to provide a significant portion of our executive officers’ potential compensation. In contrast to the longer term incentives of equity incentive awards, our cash incentive program is designed to ensure that our executive officers are focused on our near-term performance and on working together to achieve key identified corporate objectives, typically weighted toward financial objectives, during the applicable fiscal year. We believe the program supports our “pay-for-performance” culture.
2019 Cash Incentive Program. In late 2018 and early 2019, our Compensation Committee, in conjunction with Meridian, reviewed our annual cash incentive program to ensure its focus on the Company’s strategic imperatives and alignment with stockholder interests. The Committee structured the 2019 Cash Incentive Program with the objective of incentivizing revenue growth, cash management, and achievement of other strategic objectives applicable to each executive officer, described below under Individual Performance Goals.
Additionally, in an effort to increase the percentage of overall compensation that is tied to Company performance, the Compensation Committee increased the level of annual target cash incentive opportunity to 80.0% of base salary for our CEO and to between 50% and 55% for the other NEOs. The 2019 base salary, target cash incentive percentage, and target cash incentive amount for each NEO is set forth in the table below:

Named Executive Officer	Annualized Base Salary	Target Cash Incentive as a % of 2019 Base Salary	Target Cash Incentive Amount

Stephen Christopher Linthwaite	$564,720	80.0%	$451,776
Vikram Jog	$362,274	55.0%	$199,251
Colin McCracken(1)	$335,000	55.0%	$152,928
Bradley Kreger	$325,000	50.0%	$162,500
Nicholas Khadder	$347,471	50.0%	$173,735
_________________________

(1)
Mr. McCracken became eligible to participate in our 2019 Cash Incentive Program on his hire date in March 2019. The target cash incentive amount he was eligible to earn was based on his pro-rated salary from March to December 2019.

Cash Incentive Program Structure. Our 2019 Cash Incentive Program was based on the achievement of two corporate performance metrics—revenue and cash, weighted equally—and then adjusted in each case by an individual performance multiplier.
Corporate Performance Goals. The 2019 Cash Incentive Program was designed so that the bonus pool would fund at 100% if the Company achieved the revenue target of $128.3 million and the cash target of $71.6 million, with minimum thresholds of 90% of target revenue and 80% of target cash that had to be achieved in order to fund on a sliding scale up to 100%. If performance exceeded the target levels, the pool would be funded on a sliding scale based on the amount by which actual results exceeded the targets, up to a funding cap of 200% for substantial over-performance relative to target. No cash incentives would be paid under the 2019 Cash Incentive Program unless the minimum threshold revenue and cash conditions were satisfied.

Performance Measure	Weight	Threshold (% of Target)	Target ($M)	Maximum (% of Target)	FY2019 Result ($M)	Weighted Achievement vs. Target
Revenue	50%	90%	$128.3	120%	$117.2	6.8%
Cash	50%	80%	$71.6	136%	$60.7	11.9%
					Total Funding	18.7%
The Compensation Committee set the 2019 performance thresholds at amounts intended to incentivize revenue growth and effective operating expense and liquidity management, in each case above the performance levels actually achieved in 2018. The Company exceeded the minimum performance thresholds necessary to fund the 2019 Cash Incentive Program; however, as reflected below, the actual 2019 revenue and cash performance levels were achieved at 91.3% and 84.8% of target, respectively.
The following charts illustrate the performance targets set and the actual results achieved for the 2019 Cash Incentive Program as compared to the 2018 cash incentive program:

Revenue Performance
Target
Actual
$110.5
$113.0
$128.3
$117.2
Millions
2018
2019

Cash Performance
Target
Actual
$36.5
$38.3
$71.6
$60.7
Millions
2018
2019

Individual Performance Goals. Some of the individual performance objectives identified for each of the executive officers are summarized below.

Named Executive Officer	Title	Individual Performance Goals

Stephen Christopher Linthwaite	President and CEO	Revenue Creation, Investor Attraction/Retention, Expense Management
Vikram Jog	Chief Financial Officer	3-year Strategic Plan Development, Enterprise Risk Management (ERM), Extended Forecasting Accuracy
Colin McCracken	Chief Commercial Officer	Commercial Organization Development, Forecast Management, Revenue Development
Bradley Kreger	Senior Vice President, Global Operations	Current and Future ISO Compliance, Order & Inventory Management, Inventory Turn Management
Nicholas Khadder	Senior Vice President, General Counsel & Secretary	Compliance, Patent Application Process Oversight, Strategic Transactions
Cash Incentive Awards. In February 2020, the Compensation Committee reviewed and approved our performance against the revenue and cash targets. The achievement percentage associated with each target was determined by interpolating actual performance within the applicable performance range. In evaluating corporate performance relative to 2019 objectives, the Compensation Committee determined that the minimum threshold revenue and cash conditions had been satisfied, but that the Company had fallen short of both its revenue objective and its cash objective. The Committee then reviewed, with substantial input from Mr. Linthwaite with respect to the other executive officers, each executive officer’s individual performance based in large part on achievements in the functional department overseen by that officer. The Committee approved the individual performance modifiers proposed by Mr. Linthwaite with respect to the other executive officers, and approved Mr. Linthwaite’s individual performance modifier based on the Committee’s evaluation of his performance. The following table lists some of the key achievements supporting the Compensation Committee’s individual performance assessments for 2019.

Named Executive Officer	Key Achievements	Individual Performance Modifier

Stephen Christopher Linthwaite	• Achieved operating expense and gross margin targets • Recruited key talent (Executive and Board of Directors) • Recruited new sell side analyst coverage and new investors • Recognized as Top Employer: in December 2019, our Canadian operation cited as one of Greater Toronto’s Top Employers for 2020 • Delivered new product innovation, including 10 new products and top industry award for new product innovation for the 2nd consecutive year	100%
Vikram Jog	• Deleveraged debt for equity trade exceeded expectations and stimulated significant appreciation in stock value • Increased communication with investment community and exceeded expectations in increasing credibility and support from investors and auditors	116%
Colin McCracken	• Exceeded transition objectives with the departure of the prior CCO • Implemented improved global forecasting process including standardized reporting and sales training	124%
Bradley Kreger	• Achieved targeted productivity gains in 2019 above expectations despite significant challenges in the factory environment • Overachieved on the complicated function move of the reagents team from South San Francisco to two separate operations sites while maintaining move-related turnover below objective targets	136%

The following table sets forth the actual cash incentives awarded for the 2019 performance period to each of the NEOs other than Mr. Khadder, who resigned at the beginning of 2020 and was not eligible to receive a bonus.

Named Executive Officer	Target Cash Incentive Amount	Cash Incentive Awarded	Cash Incentive Awarded as a % of 2019 Target Cash Incentive

Stephen Christopher Linthwaite	$451,776	$84,482	18.7%
Vikram Jog	$199,251	$43,260	21.7%
Bradley Kreger	$162,500	$41,388	25.5%
Colin McCracken(1)	$152,928	$35,326	23.1%
Nicholas Khadder	$173,735	—	N.A.
_________________________

(1)
Mr. McCracken became eligible to participate in our 2019 executive cash incentive program on his hire date, March 1, 2019. The estimated future payout amount Mr. McCracken was eligible to earn was based on his salary, pro-rated by month, from March to December 2019.

Committee Discretion. Under the Executive Bonus Plan, the Compensation Committee retains discretion to pay or eliminate bonuses irrespective of achievement of the pre-established goals. We believe that maintaining this flexibility is helpful in ensuring that executive officers are neither rewarded nor penalized as a result of unusual circumstances not foreseeable at the time the goals were developed.
Long-Term Incentive Compensation
The largest component of our executive compensation program is long-term equity incentive awards. We believe that equity awards are an effective means of aligning the interests of executive officers and stockholders, rewarding executive officers for the Company’s success over the long term, and providing executive officers an incentive to remain with us. We have historically granted equity awards to new executive officers upon the commencement of their employment and consider additional grants to existing executive officers annually, based on our overall corporate performance, individual performance, and the executive officers’ existing equity grants and equity holdings.
2019 LTI Design
In 2019, the Compensation Committee granted 51% of target long-term incentive compensation in the form of PSUs and 49% in the form of time-based RSUs. The number of PSUs ultimately earned is calculated based on the TSR of our common stock as compared to the TSR of the companies in the Russell 3000 Index as of the beginning of 2019 (the “Russell 3000”) during the performance period from January 1, 2019 to December 31, 2021. The percentage of PSUs that vest will depend on our relative position at the end of the performance period and can range from 0% to 200% of the number of units granted.

•	All LTI is subject to the executive officer’s continued service through the applicable vesting date(s).

•	RSUs generally vest 25% on the first anniversary of the grant date and then in equal installments on a quarterly basis over the next three years.

•
PSUs have two vesting components that must be met before the performance award vests: (i) a performance-based component and (ii) a time-based component. PSUs become eligible to vest at the end of 3 years subject to the Company’s relative TSR performance against the Russell 3000. The Compensation Committee established threshold, target and maximum relative TSR performance levels and established a payout percentage curve that relates each level of performance to a payout expressed as a percentage of the target PSUs, as illustrated in the table below:

	Relative TSR Rank	% PSUs Earned(1)

Below Threshold	< 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile	200%
_________________________

(1)
The number of PSUs that become eligible to vest (if any) will be linearly interpolated for relative TSR performance between the 25th and 50th percentile and for relative TSR performance between the 50th percentile and 75th percentile.

In the event of a change in control occurring before December 31, 2021, the performance period will end on the date of the closing of the change in control and the PSUs will vest based on the greater of (i) target and (ii) actual relative TSR rank over the shortened performance period, using an ending price equal to the per share amount payable to Company stockholders in the change in control.
2019 LTI Considerations
The 2019 executive LTI grants were approved by the Compensation Committee in February 2019. The Committee approved the LTI award opportunities for our executive officers other than the CEO based on the CEO’s recommendations and the factors described above in Compensation Philosophy and Objectives. In approving Mr. Linthwaite’s LTI award opportunity, the Compensation Committee contemplated the same philosophical factors as well as other considerations including:

•	the Company’s performance during Mr. Linthwaite’s tenure as CEO through the February 2019 grant date;

•	the Board’s desire to retain his leadership;

•	targeted market positioning as compared to an appropriately sized benchmarking peer group;

•	the fact that Mr. Linthwaite did not receive an increase to base salary for 2019; and

•	strengthened alignment of Mr. Linthwaite interests with those of the Company’s stockholders.
Further, 51% of the LTI grant was made in the form of PSUs that would only be earned upon the Company’s sustained relative TSR performance over three years. As indicated above, the current realizable value of this award (as with prior years’ LTI awards) is well below grant date levels, demonstrating the Compensation Committee’s commitment to linking pay with performance.
Grant Summary
The RSU and PSU awards granted to our NEOs in 2019 are set forth below.

	2019
Named Executive Officer	RSUs(1)	PSUs

Stephen Christopher Linthwaite	110,112	114,607
Vikram Jog	35,787	37,247
Colin McCracken	76,455(2)	25,500
Bradley Kreger	35,787	37,247
Nicholas Khadder(3)	33,034	34,382
_________________________

(1)	RSUs vest over four years, with 1/4th of the total number of shares subject thereto vesting on February 20, 2020 and 1/16th of such shares vesting every three months thereafter until fully vested.

(2)	Includes 51,955 RSUs received as new hire grants under the Inducement Plan, 10,391 of which vested on June 10, 2019.

(3)	Mr. Khadder’s resignation from the Company in March 2020 resulted in the cancellation and forfeiture of 24,776 then-unvested RSUs and all of the PSUs.
Response to Stockholder Feedback
In 2019, one of our largest stockholders expressed uncertainty as to whether relative TSR performance against the Russell 3000 was the most appropriate metric for the PSUs granted to our executive officers and suggested a reexamination of the design for future PSU grants.

In response to the stockholder feedback, our Compensation Committee directed its independent compensation consultant, Meridian, to analyze potential changes to our PSU design for the upcoming 2020 LTI grants, including the feasibility of using an industry-specific relative TSR index in lieu of the Russell 3000 and the replacement of relative TSR with one or more absolute metrics.
The Compensation Committee then carefully considered the results of Meridian’s analysis, evaluating various alternatives, and determined that we would continue to use TSR as the performance measure for the PSUs granted to our executive officers in 2020, and that we would continue to use the Russell 3000 as the relative TSR comparator for such PSUs. The Committee made this determination, in part, because it believes that:

•	TSR encourages long-term strategic focus on creation of stockholder value beyond executives’ financial and operational targets;

•	the current PSU design requires Fluidigm to out-perform a broad market index; and

•	the analysis did not support a compelling reason to select an industry-specific comparison group over the Russell 3000.
The Compensation Committee also noted that, because the current PSU design was adopted in 2018 and no payouts have been realized to-date, no conclusion can yet be reached as to whether it is an effective measure of company performance.
Our Compensation Committee will continue to consider our stockholders’ views when making future decisions regarding the structure and implementation of our executive compensation program.
Guidelines and Policies
Executive Officer Stock Ownership Guidelines
Our Board has approved stock ownership guidelines for our executive officers to further align their interests with the interests of our stockholders.
Pursuant to the guidelines, our CEO is expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) that number of shares with a value equal to three times his annual base salary or (ii) 265,300 shares and to maintain this minimum amount of stock ownership throughout his tenure as CEO. Under the guidelines, our other key executive officers, including our NEOs other than the CEO, are expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) that number of shares with a value equal to his or her annual base salary, or (ii) the number of shares determined by dividing his or her then-current annual base salary by $6.14 and to maintain this minimum amount of stock ownership throughout his or her tenure as a covered key executive officer. For purposes of determining share ownership under the guidelines, shares owned includes shares owned outright and vested in-the-money stock options, but does not include value or shares attributable to unvested time vesting restricted stock, unvested and/or out-of-the money stock options and/or unearned performance shares.
Our key executive officers, including our CEO and our other NEOs, are expected to achieve the applicable level of ownership by the end of the fiscal year that follows the five-year anniversary of the date he or she becomes covered by the guidelines.
In the event such an executive officer falls out of compliance with the guidelines at any time, he or she will be required to maintain 50% of the shares (net of tax and exercise costs) acquired through vesting or exercise of awards until the guidelines are again satisfied. The guidelines include a once-met-always-met policy such that each executive officer covered by our guidelines will be deemed to satisfy the guideline if they hold at least the number of shares that, as of the first measurement date they comply with the guidelines, was equal to the guideline value (i.e., following the initial compliance, the policy for each executive officer will reset to the lesser of the guideline value or the number of shares that originally satisfied the guideline).
Clawback Policy
Our Board has adopted a compensation clawback policy pursuant to which we may seek the recovery of performance-based cash and equity incentive compensation paid to our CEO and to all officers who report directly to the CEO, including our NEOs. The clawback policy provides that if (i) we restate our financial statements as a result of a material error; (ii) the amount of cash incentive compensation or performance-based equity compensation that was paid or is payable based on achievement of specific financial results paid to a participant would have been less if the financial statements had been correct; (iii) no more than two years have elapsed since the original filing date of the financial statements upon which the incentive compensation was determined; and (iv) our Compensation Committee unanimously concludes, in its sole discretion, that fraud or intentional misconduct by such participant caused the material error and it would be in our best interests to seek from such participant recovery of the excess compensation, then our Compensation Committee may, in its sole discretion, seek repayment from such participant.

No Hedging or Pledging
The Company’s Insider Trading Policy prohibits all officers, directors, and other employees with access to sensitive Company information from engaging in any form of hedging transaction (derivatives, equity swaps, forwards, etc.) in the Company’s stock, including, among other things, short sales and transactions involving publicly traded options. In addition, such officers, directors, and employees are prohibited from holding the Company’s stock in margin accounts and from pledging the Company’s stock as collateral for loans. We believe that these policies further align the interests of our officers and directors with those of our stockholders.
Other Benefits
Change of Control and Severance Plan
Each of our executive officers participates in our Change of Control and Severance Plan adopted in August 2017, which provides for specified payments and benefits if the executive officer’s employment is terminated for a reason other than for cause, death or disability, or if the executive officer’s employment is terminated by the executive officer for good reason, with the payments and benefits provided generally greater if such termination occurs in connection with a change of control. The terms of our executive officers’ participation in the Change of Control and Severance Plan are described under the section entitled “Potential Payments upon Termination or Change of Control.”
Our Board concluded that it is in the best interests of our Company and our stockholders to provide assurances of specified benefits to certain of our employees, including our executive officers, whose employment is subject to being involuntarily terminated other than for death, disability, or cause or voluntarily terminated for good reason under the circumstances described in the plan. Our Board determined to provide such executive officers with certain severance benefits upon their termination of employment without cause outside of the change of control context in order to provide executive officers with enhanced financial security and incentive to remain with our Company. In addition, we believe that providing for acceleration of equity awards if an executive officer is terminated following a change of control transaction aligns the executive officer’s interest more closely with those of other stockholders when evaluating the transaction rather than putting the executive officer at risk of losing the benefits of those equity incentives.
In determining the amount of cash payments, benefits coverage, and acceleration of vesting to be provided to executive officers upon termination, our Board considered the following factors:

•	the expected time required for an executive officer to find comparable employment following a termination event;

•
feedback received from potential candidates for executive officer positions at our Company as to the level of severance payments and benefits they would require in order to leave other employment and join our Company;

•
in the context of a change of control, the amount of vesting acceleration that would align the executive officer’s interests more closely with the interests of stockholders when considering a potential change of control transaction; and

•	the period of time following a change of control during which management positions are evaluated and subject to a heightened risk of elimination.
Split Dollar Life Insurance
The Company has entered into an agreement with our CEO, Mr. Linthwaite, to pay the full amount of the premium of a life insurance policy covering him with an initial face amount of $2,500,000. We entered into this agreement for the purposes of ensuring Mr. Linthwaite’s focus on increasing value for the stockholders. The value of the Company’s payment of such premiums is treated as taxable income to Mr. Linthwaite. In the event of Mr. Linthwaite’s death, Mr. Linthwaite’s designated beneficiaries will receive $2,000,000 of the proceeds from the life insurance policy, and the Company will receive the remainder of the proceeds. The Company is entitled to 100% of the policy’s cash value, less any policy loans and unpaid interest or prior cash withdrawals. The agreement will terminate upon the first to occur of: (i) Mr. Linthwaite’s termination of employment for any reason before age 65; (ii) Mr. Linthwaite’s reaching the age of 65 while employed by the Company; or (iii) the surrender, lapse, or other termination of the life insurance policy by the Company.
Employee Benefits
Executive officers are eligible to participate in all of our employee health and welfare plans, such as medical, dental, vision, group life, disability, accidental death and dismemberment insurance, as well as our 401(k) or comparable non-U.S. retirement plan, in each case on the same basis as our other employees, subject to applicable law. Subject to applicable limits, we match contributions made to U.S.-based employees’ 401(k) defined contribution plans up to a maximum of $3,000 per year. We also provide vacation and other paid holidays to all employees, including our executive officers, which we believe are comparable to those provided at peer companies.

Accounting and Tax Considerations
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that we can deduct as a business expense in any year with respect to our CEO and certain of our other executive officers. While the Compensation Committee considers the deductibility of compensation as a factor in making compensation decisions, the Committee retains the flexibility to provide compensation that is consistent with our goals for our executive compensation program even if such compensation is not fully tax deductible.
Taxation of Nonqualified Deferred Compensation
Section 409A of the Code imposes additional taxes on certain non-qualified deferred compensation arrangements that do not comply with its requirements. These requirements regulate an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A generally also provides that distributions of deferred compensation only can be made on or following the occurrence of certain events (i.e., the individual’s separation from service, a predetermined date, a change in control, or the individual’s death or disability). For certain executive officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service. We have endeavored to structure our compensation arrangements to comply with Section 409A and will continue to do so. Further, we do not offer tax gross-ups related to Section 409A to any of our executive officers.
Accounting for Stock-Based Compensation
The impact of accounting treatment is considered in developing and implementing our compensation programs, including the accounting treatment as it applies to amounts awarded or paid to our executive officers.
Risk Management Considerations
In setting compensation, our Compensation Committee strives to create incentives that encourage a level of risk-taking consistent with our business strategy and to encourage a focus on building long-term value that does not encourage excessive risk-taking. In connection with its oversight of compensation-related risks, our Compensation Committee has reviewed our compensation programs and practices for employees, including executive and non-executive programs and practices. In its review, our Compensation Committee evaluated whether our policies and programs encourage unnecessary or excessive risk-taking and controls, and how such policies and programs are structured with respect to risks and rewards, as well as controls designed to mitigate any risks. As a result of this review, our Compensation Committee determined that any risks that may result from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.
Compensation Committee Report
The Compensation Committee oversees Fluidigm’s compensation policies, plans, and benefit programs. The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
Nicolas Barthelemy (Chair)
Gerhard F. Burbach
Carlos Paya
The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by Fluidigm under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Fluidigm specifically incorporates the Compensation Committee Report by reference therein.

SUMMARY COMPENSATION TABLE FOR 2019
The following table provides information regarding the compensation of our CEO, Chief Financial Officer, and each of the next three most highly compensated executive officers during 2019. We refer to these individuals as our NEOs elsewhere in this report.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)

Stephen Christopher Linthwaite	2019	564,720	—	3,024,338	—	84,482	39,515(4)	3,713,055
President and CEO	2018	553,860	—	1,186,155	344,884	461,794	38,515	2,585,213
	2017	521,500	—	468,160	591,695	400,000	38,515	2,019,870
Vikram Jog	2019	362,274	—	982,911	—	43,260	3,000(5)	1,391,445
Chief Financial Officer	2018	355,979	122,122	341,734	99,312	204,390	2,000	1,125,539
	2017	344,592	—	213,136	272,898	141,500	2,000	974,126
Colin McCracken(6)	2019	246,800(7)	—	1,504,474	—	35,326	125,164(8)	1,911,764
Chief Commercial Officer
Bradley Kreger(9)	2019	325,000	—	982,911	—	41,388	3,000(5)	1,352,299
Senior Vice President, Global Operations	2018	243,750	—	295,000	338,930	115,517	2,000	995,197

Nicholas Khadder(10)	2019	347,471	—	907,304	—	—	3,000(5)	1,257,775
Senior Vice President, General Counsel, and Secretary	2018	341,110	150,472	341,734	99,312	156,831	2,000	1,091,461
	2017	326,125	—	194,656	247,606	155,500	1,323	925,210
_________________________

(1)	Amounts represent the value of RSUs received pursuant to our retention bonus exchange program.

(2)
Amounts represent the aggregate grant date fair value of equity awards granted to the NEO in the year indicated (other than the new options granted in the 2017 option exchange program), calculated in accordance with FASB Topic ASC 718 without regard to estimated forfeitures. The 2019 and 2018 PSUs were valued on the target outcome of performance-based conditions (i.e., based on 100% achievement); the maximum achievable outcome for such PSUs is 200%. See Note 10 of the notes to our audited consolidated financial statements included in our Form 10-K for a discussion of assumptions made in determining the grant date fair value and compensation expense of our equity awards.

(3)
The amounts in this column represent total performance-based bonuses earned pursuant to our annual cash incentive program under the Executive Bonus Plan for service rendered during the applicable year. All such amounts were paid subsequent to year end. For a description of our annual cash incentive program, please see the section entitled “Annual Cash Incentive Program” under “Compensation Discussion and Analysis” above.

(4)
Consists of Company contributions of $3,000 made to Mr. Linthwaite’s 401(k) defined contribution plan, $27,500 of payments made by the Company for life insurance policy premiums, and $9,015 of payments made by the Company in disability insurance premiums.

(5)	Consists of Company contributions made to the applicable NEO’s 401(k) defined contribution plan.

(6)	Mr. McCracken joined Fluidigm as Chief Commercial Officer in March 2019.

(7)
Based on conversion of British Pounds (GBP) to US Dollars (USD) from March 1, 2019 to August 31, 2019 at a rate of 1 GBP to 1.2774 USD, and conversion of Canadian Dollars (CAD) to USD from September 1, 2019 to December 31, 2019 at a rate of 1 CAD to 0.7539 USD, the average exchange rates for the period beginning January 1, 2019 to December 31, 2019.

(8)
Consists of Company contributions of $13,715 made to Mr. McCracken’s UK pension plan from March 1, 2019 to August 31, 2019, $1,900 of payments made by the Company for Canadian comprehensive medical coverage premiums from September 1, 2019 to December 31, 2019, $64,615 of payments made by the Company for relocation expenses, $6,860 of payments made by the Company for car allowance, $31,500 of payments made by the Company for living expenses, and $6,574 of payments made by the Company for education and tuition amounts for Mr. McCracken’s dependent child.

(9)	Mr. Kreger joined Fluidigm as Senior Vice President, Global Operations in April 2018.

(10)	Mr. Khadder’s resignation from the Company in March 2020 resulted in the forfeiture of all of his then-unvested equity awards.

GRANTS OF PLAN BASED AWARDS
The following table presents information concerning each grant of an award made to an NEO in 2019 under any plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payments Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum

Stephen Christopher Linthwaite	02/05/2019(3)	406,598	451,776	1,129,440	—	—	—	—	—
	02/19/2019	—	—	—	57,303	114,607	229,214	—	1,897,892
	02/19/2019	—	—	—	—	—	—	110,112(4)	1,126,446
Vikram Jog	02/05/2019(3)	179,325	199,251	498,126	—	—	—	—	—
	02/19/2019	—	—	—	18,623	37,247	74,494	—	616,810
	02/19/2019	—	—	—	—	—	—	35,787(4)	366,101
Colin McCracken	02/05/2019(3)(5)	137,635	152,928	382,319	—	—	—	—	—
	03/10/2019	—	—	—	—	—	—	41,564(6)	485,883
	03/10/2019	—	—	—	—	—	—	10,391(6)	121,471
	04/30/2019	—	—	—	12,750	25,500	51,000	—	560,490
	04/30/2019	—	—	—	—	—	—	24,500(4)	336,630
Bradley Kreger	02/05/2019(3)	146,250	162,500	406,250	—	—	—	—	—
	02/19/2019	—	—	—	18,623	37,247	74,494	—	616,810
	02/19/2019	—	—	—	—	—	—	35,787(4)	366,101
Nicholas Khadder	02/05/2019(3)	156,362	173,735	434,338	—	—	—	—	—
	02/19/2019	—	—	—	17,191	34,382	68,764	—	569,366
	02/19/2019	—	—	—	—	—	—	33,034(4)	337,938
_________________________

(1)
The target amounts shown in this column reflect our annual incentive plan awards provided under our 2019 Cash Incentive Program. The maximum amounts in this column reflect the greatest payouts that could be made if pre-established maximum performance levels were met or exceeded. Actual 2019 Cash Incentive Program payouts are reflected in the non-equity incentive plan compensation column of the Summary Compensation Table.

(2)
All amounts reported represent the grant date fair value of the equity awards, calculated in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. See Note 10 of the notes to our audited consolidated financial statements included in our Form 10-K for a discussion of assumptions made in determining the grant date fair value.

(3)
Corresponds to the date on which our Compensation Committee set the target cash incentive amounts payable to each of our executive officers pursuant to our 2019 Cash Incentive Program. Under our 2019 Cash Incentive Program, the payouts were based on achievement of Company and individual performance goals, as discussed in the section of our Compensation Discussion & Analysis titled “2019 Cash Incentive Program — Cash Incentive Program Structure.”

(4)	Represents awards granted under our 2011 Plan.

(5)	Mr. McCracken joined Fluidigm as Chief Commercial Officer on March 1, 2019 and was eligible to participate in the 2019 Cash Incentive Program as of his start date.

(6)	Represents awards granted under our Inducement Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2019
The following table presents information concerning unexercised options and unvested stock awards outstanding as of December 31, 2019 for each NEO. Each outstanding equity award was granted pursuant to our 2011 Plan except where indicated. Vesting in all instances is subject to the NEO’s continued service through the applicable vesting date.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Stephen Christopher	110,833(2)	29,167	—	4.99	11/8/2026	22,167(3)	77,141	—	—
Linthwaite	138,174(4)	51,326	—	6.16	2/13/2027	78,128(5)	271,885	—	—
	46,666(6)	23,334	—	5.13	9/20/2027	110,112(7)	383,190	—	—
	41,786(8)	53,714	—	6.33	3/19/2028	—	—	54,500(9)	189,660
	—	—	—	—	—	—	—	114,607(10)	398,832
Vikram Jog	63,728(4)	23,672	—	6.16	2/13/2027	226(11)	786	—	—
	1,027(6)	514	—	5.13	9/20/2027	10,092(3)	35,120	—	—
	1,382(6)	691	—	5.13	9/20/2027	22,510(5)	78,335	—	—
	2,296(6)	1,148	—	5.13	9/20/2027	35,787(7)	124,539	—	—
	4,406(6)	2,203	—	5.13	9/20/2027	—	—	15,700(9)	54,636
	5,960(6)	2,981	—	5.13	9/20/2027	—	—	37,247(10)	129,620
	644(6)	323	—	5.13	9/20/2027	—	—	—	—
	12,033(8)	15,467	—	6.33	3/19/2028	—	—	—	—
Colin McCracken	—	—	—	—	—	41,564(12)(13)	144,643	—	—
	—	—	—	—	—	24,500(13)	85,260	—	—
	—	—	—	—	—	—	—	25,500(10)	88,740
Bradley Kreger	41,673(12)(14)	58,327	—	5.90	4/30/2028	31,250(12)(15)	108,750	—	—
	—	—	—	—	—	35,787(7)	124,539	—	—
	—	—	—	—	—	—	—	37,247(10)	129,620
Nicholas Khadder(16)	9,000(6)	4,500	—	5.13	9/20/2027	1,575(17)	5,481	—	—
	37,762(6)	18,881	—	5.13	9/20/2027	9,217(3)	32,075	—	—
	12,033(8)	15,467	—	6.33	3/19/2028	22,510(5)	78,335	—	—
	—	—	—	—	—	33,034(7)	114,958	—	—
	—	—	—	—	—	—	—	15,700(9)	54,636
	—	—	—	—	—	—	—	34,382(10)	119,649
_________________________

(1)
Based on the closing price of our common stock of $3.48 per share on December 31, 2019, as reported on the Nasdaq Global Select Market, and the number of RSUs and PSUs that had not vested as of December 31, 2019.

(2)	The option vests over four years, with 1/4th of the total number of shares subject thereto vesting on October 19, 2017 and 1/48th of such shares vesting monthly thereafter until fully vested.

(3)	The RSUs vest over four years, with 1/12th of the total number of shares subject thereto vesting on May 20, 2017 and 1/16th of such shares vesting every three months thereafter until fully vested.

(4)	The option vests over four years, with 5/16th of the total number of shares subject thereto vesting on March 1, 2018 and 1/48th of such shares vesting monthly thereafter until fully vested.

(5)	The RSUs vest over four years, with 1/16th of the total number of shares subject thereto vesting on August 20, 2018 and 1/16th of such shares vesting every three months thereafter until fully vested.

(6)
The option vests over four years, with 1/12th of the total number of shares subject thereto vesting on February 20, 2018 and 1/12th of such shares vesting every three months thereafter until fully vested.

(7)	The RSUs vest over four years, with 1/4th of the total number of shares subject thereto vesting on February 20, 2020 and 1/16th of such shares vesting every three months thereafter until fully vested.

(8)	The option vests over four years, with 1/4th of the total number of shares subject thereto vesting on March 19, 2019 and 1/48th of such shares vesting monthly thereafter until fully vested.

(9)
These PSUs become eligible to vest at the end of three years subject to the Company’s relative TSR performance against the Russell 3000 Index as of the beginning of 2018 during the performance period from January 1, 2018 to December 31, 2020. The percentage of

PSUs that vest will depend on our relative position at the end of the performance period and can range from 0% to 200% of the number of units granted.

(10)
These PSUs become eligible to vest at the end of three years subject to the Company’s relative TSR performance against the Russell 3000 Index as of the beginning of 2019 during the performance period from January 1, 2019 to December 31, 2021. The percentage of PSUs that vest will depend on our relative position at the end of the performance period and can range from 0% to 200% of the number of units granted.

(11)	The RSUs vest over four years, with 1/12th of the total number of shares subject thereto vesting on May 20, 2016 and 1/16th of such shares vesting every three months thereafter until fully vested.

(12)	Represents RSUs granted under our Inducement Plan.

(13)	The RSUs vest over four years, with 1/4th of the total number of shares subject thereto vesting on May 20, 2020 and 1/16th of such shares vesting every three months thereafter until fully vested.

(14)	The option vests over four years, with 1/4th of the total number of shares subject thereto vesting on April 2, 2019 and 1/48th of such shares vesting monthly thereafter until fully vested.

(15)	The RSUs vest over four years, with 1/4th of the total number of shares subject thereto vesting on May 20, 2019 and 1/16th of such shares vesting every three months thereafter until fully vested.

(16)	Mr. Khadder’s resignation from the Company in March 2020 resulted in the forfeiture of all of his unvested equity awards.

(17)	The RSUs vest over four years, with 7/24th of the total number of shares subject thereto vesting on August 20, 2017 and 1/16th of such shares vesting every three months thereafter until fully vested.

OPTION EXERCISES AND STOCK VESTED IN 2019
The following table provides additional information about the value realized by the NEOs upon option award exercises and the vesting of RSU awards during the year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Stephen Christopher Linthwaite	—	—	50,248	392,688
Vikram Jog	—	—	19,205	150,683
Colin McCracken	—	—	10,391	133,940
Bradley Kreger	—	—	18,750	177,813
Nicholas Khadder	—	—	19,604	153,205
_________________________

(1)	Value realized on vesting of stock awards is based on the closing price of our common stock on the vesting date and does not necessarily reflect actual proceeds received.
As of December 31, 2019, our NEOs had not been awarded any equity awards other than RSUs and PSUs.
Pension Benefits & Nonqualified Deferred Compensation
We do not provide a pension plan for our employees and no NEOs participated in a nonqualified deferred compensation plan during the fiscal year ended December 31, 2019.
Potential Payments Upon Termination or Change of Control
The Compensation Committee has approved a Change of Control and Severance Plan (the “Severance Plan”) under which our NEOs, other executive officers, and certain other designated employees are eligible to receive severance benefits.
We adopted the Severance Plan because we recognize that we will from time to time consider the possibility of an acquisition by another company or other change of control transaction and that such consideration can cause such executive officers to consider alternative employment opportunities.
We have entered into individual participation agreements with each of our NEOs under our Change of Control and Severance Plan (our “Severance Plan”), which provides for the following payments and benefits if the NEO’s employment with us is terminated in certain circumstances.
Under the Severance Plan, if any NEO’s employment is terminated outside of the period beginning 3 months before a change of control (as defined in the Severance Plan) and ending 12 months after a change of control (such period, the “Change of Control Period”) for a reason other than cause or the NEO’s death or disability (as such terms are defined in the Severance Plan), then, subject to the Severance Conditions (as defined below), the NEO will be entitled to receive the following severance benefits:

•
Continued payments (less applicable withholdings) totaling 75% of the NEO’s annual base salary in effect as of the date of termination in equal installments over a period of nine months (or, in the case of our CEO, 200% of his annual base salary paid in equal installments over a period of 24 months) following his termination.

•
Reimbursement of costs of continued health coverage for the NEO, his or her spouse, and/or his or her dependents, as applicable, for a period of up to 9 months (or, in the case of our CEO, 12 months) following termination.

•	Reasonable outplacement services in accordance with any applicable policy of ours that is in effect as of the NEO’s termination (or if no such policy is in effect, as determined by us).
Under the Severance Plan, if any NEO’s employment is terminated within the Change of Control Period either (i) by us for a reason other than cause or the NEO’s death or disability or (ii) by the NEO for good reason (as defined in the NEO’s participation agreement under the Severance Plan), then, subject to the Severance Conditions, the NEO will be entitled to receive the following severance benefits:

•
A lump-sum payment (less applicable withholdings) totaling 150% (or, in the case of our CEO, 200%) of the sum of (x) his or her annual base salary (as in effect immediately before termination or immediately before the change of control, whichever is higher) plus (y) the greater of (A) his or her annual target cash incentive (as in effect immediately before termination or immediately before the change of control, whichever is higher) or (B) the average of the annual cash incentives actually paid to him or her for the three fiscal years preceding the year in which his or her termination occurs.

•
Reimbursement of costs of continued health coverage for the NEO, his or her spouse, and/or his or her dependents, as applicable, for a period of up to 18 months (or, in the case of our CEO, 24 months) following termination.

•
100% vesting acceleration of his or her then-outstanding and unvested equity awards, provided that, if an equity award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then, unless otherwise provided in the applicable equity award agreement, 100% of such equity award will vest assuming the applicable performance criteria had been achieved at target levels for the relevant performance period(s).

•
Reasonable outplacement services in accordance with any applicable policy of ours that is in effect as of the NEO’s termination (or if no such policy is in effect, as determined by us), except that such outplacement services will be in no case less than the outplacement services provided under any applicable policy of ours that is in effect immediately prior to the applicable change of control.

The Severance Plan superseded the severance benefits provided to our NEOs under the Company’s previous existing forms of amended and restated employment and severance agreement. To receive the Severance Plan benefits, the NEO would also be required sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to us within the period set forth in the Severance Plan and be in compliance with any confidentiality, proprietary information and inventions assignment agreement and any other appropriate agreement between the NEO and us (together, the “Severance Conditions”).
If any of the severance and other benefits provided for in the Severance Plan or otherwise payable to a NEO (“280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to excise tax under Section 4999 of the Internal Revenue Code, then the 280G Payments will be delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax, whichever results in the greater amount of after-tax benefits to such NEO. The Severance Plan does not require us to provide any tax gross-up payment to any NEO participating in the Severance Plan.
Subject to earlier termination in accordance with the terms and conditions of the Severance Plan, the Severance Plan will automatically terminate 3 years following its adoption by the Compensation Committee, but if a change of control occurs, the expiration date of the Severance Plan will be extended automatically through the date 12 months following a change of control.
The following table describes the payments and benefits that each of our NEOs would be entitled to receive pursuant to the Severance Plan, assuming that each of the following triggers occurred on December 31, 2019: (i) their employment was terminated for a reason other than for “cause” or the NEO’s death or “disability” more than 3 months prior to or after 12 months following a “change of control” and (ii) their employment was terminated for a reason other than for “cause” or the NEO’s death or “disability” or by them for “good reason” within 3 months prior to or 12 months following a “change of control.”

	Employment Terminated for Reason Other than Cause, Death, or Disability More Than 3 Months Prior to, or More Than 12 Months After, a Change of Control		Employment Terminated for Reason Other Than Cause, Death or Disability Within 3 Months Prior to or 12 Months After a Change of Control(1)
Name	Severance Payments ($)	Health Care Benefits ($)	Equity Acceleration ($)(2)	Severance Payments ($)	Health Care Benefits ($)

Stephen Christopher Linthwaite	1,129,440(3)	28,346(4)	1,320,709	2,032,992(5)	56,691(6)
Vikram Jog	271,706(7)	21,259(8)	423,036	842,286(9)	42,518(10)
Colin McCracken	251,250(7)	2,689(11)	318,643	778,875(9)	5,378(12)
Bradley Kreger	243,750(7)	21,259(8)	362,908	731,250(9)	42,518(10)
Nicholas Khadder	260,603(7)	21,259(8)	405,135	781,809(9)	42,518(10)
_________________________

(1)	Includes termination of the employee’s employment by the Company or its successor without “cause” and termination by the employee for “good reason.”

(2)
We estimate the value of the acceleration of options and RSUs held by the NEO based on the closing stock price of our common stock of $3.48 per share on December 31, 2019, as reported on the Nasdaq Global Select Market, and the number of unvested in-the-money options and shares held by such NEO as of December 31, 2019.

(3)	The amount shown is equal to 200% of Mr. Linthwaite’s annual base salary as of December 31, 2019.

(4)
The amount shown is equal to the cost of covering Mr. Linthwaite and his eligible dependents under our benefit plans for a period of 12 months, assuming that such coverage is timely elected under COBRA.

(5)	The amount shown is equal to 200% of the sum of (a) Mr. Linthwaite’s annual base salary as of December 31, 2019, plus (b) his annual target cash incentive as of December 31, 2019.

(6)
The amount shown is equal to the cost of covering Mr. Linthwaite and his eligible dependents under our benefit plans for a period of 24 months, assuming that such coverage is timely elected under COBRA.

(7)	The amount shown is equal to 75% of the NEO’s annual base salary as of December 31, 2019.

(8)
The amount shown is equal to the cost of covering the NEO and his eligible dependents under our benefit plans for a period of nine months, assuming that such coverage is timely elected under COBRA for such U.S.-based NEO.

(9)	The amount shown is equal to 150% of the sum of (a) the NEO’s annual base salary as of December 31, 2019, plus (b) his annual target cash incentive as of December 31, 2019.

(10)
The amount shown is equal to the cost of covering the NEO and his eligible dependents under our benefit plans for a period of 18 months, assuming that such coverage is timely elected under COBRA for such U.S.-based NEO.

(11)
The amount shown is equal to the cost of covering Mr. McCracken and his eligible dependents under our Canadian benefit plans for a period of 9 months. Based on conversion of Canadian Dollars (CAD) to USD at a rate of 1 CAD to 0.7539 USD, the average exchange rates for the period beginning January 1, 2019 to December 31, 2019.

(12)
The amount shown is equal to the cost of covering Mr. McCracken and his eligible dependents under our Canadian benefit plans for a period of 18 months. Based on conversion of CAD to USD at a rate of 1 CAD to 0.7539 USD, the average exchange rates for the period beginning January 1, 2019 to December 31, 2019.

In addition to the benefits described above, our 2011 Plan, 2009 Equity Incentive Plan (the “2009 Plan”), and Inducement Plan provide for full acceleration of all outstanding options in the event of a change of control of our Company where the successor company does not assume our outstanding options and other awards in connection with such acquisition transaction. We estimate the value of this benefit for each NEO to be equal to the amount listed above in the column labeled “Equity Acceleration.”

CEO PAY RATIO
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.
Measurement Date
We identified the median employee using our employee population on December 31, 2019 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).
Consistently Applied Compensation Measure
Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure” (“CACM”). We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of December 31, 2019: (i) annual base pay, (ii) annual target cash incentive opportunity, and (iii) the grant date fair value for equity awards granted in 2019. In identifying the median employee, we converted compensation amounts paid in foreign currencies based on the applicable year-to-date average exchange rate as of December 31, 2019, and annualized the compensation values of individuals that joined our Company during 2019. Pursuant to the de minimis exemption, we excluded 11 employees based in Japan as of December 31, 2019. As there were an even number of employees, two individuals were identified as the median. We selected from among these a U.S.-based individual whose annual total compensation for 2019 was within 1% of the CACM.
Methodology and Pay Ratio
After applying our CACM methodology, we identified the two median employees. As a result, we selected the individual who is a U.S. employee and whose compensation was closest to the CACM estimate. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.
Our median employee’s compensation in 2019 as calculated using Summary Compensation Table requirements was $100,351. Our CEO’s compensation in 2019 as reported in the Summary Compensation Table was $3,713,055. Therefore, our CEO Pay Ratio for 2019 is 37:1.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes the number of outstanding options and RSUs granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2019. A description of each of our equity compensation plans is incorporated by reference to Note 10 to the consolidated financial statements set forth in our Form 10-K.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders
2009 Equity Incentive Plan(1)	27,904	$7.15	—
2011 Equity Incentive Plan	4,598,599	$8.05	5,312,076
2017 Employee Stock Purchase Plan	—	—	401,265
Equity compensation plans not approved by security holders
DVS Sciences, Inc. 2010 Equity Incentive Plan(2)	22,918	$0.94	—
2017 Inducement Award Plan(3)	539,064	$6.30	—
Total	5,188,485	$7.78
_______________________

(1)
The 2009 Plan was replaced by the 2011 Plan in February 2011. A total of 55,423 shares remaining available for grant under the 2009 Plan were transferred to the 2011 Plan and the 2009 Plan was terminated for any new grants.

(2)	Represents awards assumed in connection with our acquisition of DVS Sciences, Inc. in February 2014.

(3)	The Inducement Plan was terminated in June 2019 for any new grants.

RELATED PERSON TRANSACTIONS AND SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Related Person Transactions
None.
Policy Concerning Audit Committee Approval of Related Person Transactions
Our Board and Audit Committee have adopted a formal written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of any of the foregoing persons, are not permitted to enter into any transaction with us for which disclosure would be required under Item 404 of Regulation S-K, referred to as a related person transaction, without the review and approval or ratification of our Audit Committee, or other independent members of our Board if it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any related person transaction must be presented to our Audit Committee for review, consideration and approval or ratification. In approving or rejecting any such related person transaction, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements in 2019. In making these statements, we have relied upon examination of the filings made with the SEC and the written representations of our directors and executive officers.

SECURITY OWNERSHIP
Except as indicated by the footnotes below, the following table sets forth information as of May 1, 2020 concerning:
•Each person we believe to be the beneficial owner of more than five percent of our common stock;
•Each of our directors and nominees for the Board;
•Each of our NEOs; and
•All of our directors and executive officers as a group.
Unless otherwise noted below, the address of each person listed on the table is c/o Fluidigm Corporation, 2 Tower Place, Suite 2000, South San Francisco, California 94080.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 70,706,062 shares of common stock outstanding at May 1, 2020. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable, options held by that person that are exercisable within 60 days of May 1, 2020, and RSUs that are scheduled to vest within 60 days of May 1, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
The information provided in the table is based on our records, information filed with the SEC, and information provided to Fluidigm, except where otherwise noted.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Shares Beneficially Owned

5% Stockholders:
Indaba Capital Management, L.P.(1)	7,278,524	9.7%
PRIMECAP Management Company(2)	6,477,843	9.2%
Neuberger Berman Group LLC(3)	5,669,341	8.0%
BlackRock, Inc.(4)	5,290,321	7.5%
Levin Easterly Partners LLC(5)	5,128,573	7.3%
The Vanguard Group(6)	4,409,776	6.2%
Directors and NEOs:
Stephen Christopher Linthwaite(7)	618,290	*
Nicolas M. Barthelemy(8)	180,886	*
Gerhard F. Burbach(9)	134,598	*
Laura M. Clague(10)	17,033	*
Samuel D. Colella(11)	255,250	*
Bill W. Colston	—	—
Patrick S. Jones(12)	139,483	*
Carlos V. Paya(13)	79,989	*
Vikram Jog(14)	221,239	*
Nicholas S. Khadder(15)	116,454	*
Bradley Kreger(16)	78,936	*
Colin McCracken(17)	22,023	*
All current directors and executive officers as a group (12 persons)(18)	1,864,181	2.6%
_______________________
*Less than one percent.

(1)
Information is as of December 31, 2019, the latest date for which information is available to the Company. According to a Schedule 13G filed jointly by Indaba Capital Management, L.P., IC GP, LLC (“IC GP”), Indaba’s sole general partner, and Derek C. Schrier, the managing member of IC GP, shared voting and dispositive power is held with respect with respect to all of such shares. Reported shares include 3,955,536 shares issuable upon conversion of our 5.25% Convertible Senior Notes due 2024. Percentage beneficially owned is based on 74,661,598 outstanding shares. Indaba’s address is One Letterman Drive, Building D, Suite DM700, San Francisco, CA 94129.

(2)
Information is as of December 31, 2019, the latest date for which information is available to the Company. According to a Schedule 13G/A filed by PRIMECAP Management Company, which identified itself as an investment adviser, sole voting and dispositive power is held with respect to all of such shares. PRIMECAP’s address is 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105.

(3)
Information is as of December 31, 2019, the latest date for which information is available to the Company. According to a Schedule 13G/A filed jointly by Neuberger Berman Group LLC, which identified itself as a parent holding company, and Neuberger Berman Investment Advisers LLC, which identified itself as an investment adviser, shared dispositive power is held with respect to all of such shares and shared voting power is held with respect to 4,622,395 shares. Neuberger Berman’s address is 1290 Avenue of the Americas, New York, NY 10104.

(4)
Information is as of December 31, 2019, the latest date for which information is available to the Company. According to a Schedule 13G filed by BlackRock, Inc., which identified itself as a parent holding company, sole dispositive power is held with respect to all of such shares and sole voting power is held with respect to 5,186,586 shares. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

(5)
Information is as of December 31, 2019, the latest date for which information is available to the Company. According to a Schedule 13G/A filed jointly by Levin Easterly Partners LLC (which identified itself as an investment adviser), LE Partners Holdings LLC, LE Partners Holdings II LLC, LE Partners Holdings III LLC, LE Partners Holdings IV LLC, John “Jack” Murphy, Darrell Crate, and Avshalom Kalichstein, shared dispositive power is held with respect all of such shares and shared voting power is held with respect to 4,065,867 shares. Levin Easterly’s address is 595 Madison Avenue, 17th Floor, New York, NY 10022.

(6)
Information is as of December 31, 2019, the latest date for which information is available to the Company. According to a Schedule 13G filed by The Vanguard Group, which identified itself as an investment adviser, sole voting power is held with respect to 147,604 shares, shared voting power is held with respect to 5,387 shares, sole dispositive power is held with respect to 4,264,839 shares, and shared dispositive power is held with respect to 144,937 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
Consists of 196,593 shares held by Stephen Christopher Linthwaite, options to purchase 402,253 shares of common stock that are exercisable within 60 days of May 1, 2020, and 19,444 RSUs scheduled to vest within 60 days of May 1, 2020.

(8)
Consists of 136,436 shares held by the Barthelemy 2001 Trust, of which Mr. Barthelemy is a trustee, options to purchase 36,646 shares of common stock that are exercisable within 60 days of May 1, 2020, and 7,804 RSUs that are scheduled to vest within 60 days of May 1, 2020.

(9)
Consists of 8,000 shares held by Gerhard F. Burbach, options to purchase 92,396 shares of common stock that are exercisable within 60 days of May 1, 2020, and 30,215 RSUs that are vested or scheduled to vest within 60 days of May 1, 2020 and with respect to which Mr. Burbach has deferred settlement as described in “Compensation of Directors - RSUs in Lieu of Cash and RSU Deferral.”

(10)
Consists of options to purchase 10,546 shares of common stock that are exercisable within 60 days of May 1, 2020, and 6,487 RSUs that are vested or scheduled to vest within 60 days of May 1, 2020 with respect to which Ms. Clague has deferred settlement as described in “Compensation of Directors - RSUs in Lieu of Cash and RSU Deferral.”

(11)
Consists of 140,901 shares held by Samuel D. Colella, 5,561 shares held by The Colella Family Partners, L.P., of which Mr. Colella is the general partner, 69,272 shares held by the Colella Family Exempt Marital Deduction Trust dated 9/21/1992 of which Mr. Colella is a trustee, 3,326 shares held by the Colella Family Non-Exempt Marital Deduction Trust dated 9/21/1992 of which Mr. Colella is a trustee, options to purchase 26,796 shares of common stock that are exercisable within 60 days of May 1, 2020, and 9,394 RSUs that are scheduled to vest within 60 days of May 1, 2020.

(12)
Consists of 19,100 shares held by Patrick S. Jones, options to purchase 116,396 shares of common stock that are exercisable within 60 days of May 1, 2020, and 3,987 RSUs that are scheduled to vest within 60 days of May 1, 2020.

(13)
Consists of 39,356 shares held by Carlos V. Paya, options to purchase 36,646 shares of common stock that are exercisable within 60 days of May 1, 2020, and 3,987 RSUs that are scheduled to vest within 60 days of May 1, 2020.

(14)
Consists of 52,762 shares held by Vikram Jog, 52,061 shares held by the Vikram and Pratima Jog Family Trust U/A dated June 23, 2009, of which Mr. Jog is a trustee, options to purchase 109,766 shares of common stock that are exercisable within 60 days of May 1, 2020, and 6,650 RSUs scheduled to vest within 60 days of May 1, 2020.

(15)	Consists of 50,668 shares held by Nicholas Khadder and options to purchase 65,786 shares of common stock that are exercisable within 60 days of May 1, 2020.

(16)
Consists of 19,401 shares held by Bradley Kreger, options to purchase 54,174 shares of common stock that are exercisable within 60 days of May 1, 2020, and 5,361 RSUs scheduled to vest within 60 days of May 1, 2020.

(17)	Consists of 5,507 shares held by Colin McCracken and 16,516 RSUs scheduled to vest within 60 days of May 1, 2020.

(18)
Consists of 798,944 shares beneficially owned by current directors and NEOs, options held by current directors and NEOs to purchase 951,405 shares of common stock that are exercisable within 60 days of May 1, 2020, 81,117 RSUs held by current directors and executive officers that are scheduled to vest within 60 days of May 1, 2020, and 32,715 vested RSUs with respect to which settlement has been deferred.

OTHER MATTERS

We know of no other matters to be submitted at the 2020 Annual Meeting. If any other matters properly come before the 2020 Annual Meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.

It is important that your shares be represented at the 2020 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

South San Francisco, California
May 14, 2020

Exhibit I
FLUIDIGM CORPORATION
AMENDED AND RESTATED
2017 EMPLOYEE STOCK PURCHASE PLAN
(As amended and restated effective upon stockholder approval at the 2020 Annual Meeting of Stockholders)
1.Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated Contributions. This Plan includes two components: a Code Section 423 Plan Component and a Non-423 Plan Component. The Company’s intention is to have the Code Section 423 Plan Component qualify as an “employee stock purchase plan” under Section 423 of the Code and the provisions of the Plan with respect to the Code Section 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of options under the Non-423 Plan Component that do not qualify under Section 423 of the Code, pursuant to rules, procedures or sub-plans adopted by the Administrator that are designed to achieve tax, securities laws or other objectives for Eligible Employees and/or the Company. Except as otherwise indicated, the Non-423 Plan Component will operate and be administered in the same manner as the Code Section 423 Plan Component.
2.    Definitions.
(a)    “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.
(b)    “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where the Plan is, or will be, offered.
(c)    “Board” means the Board of Directors of the Company.
(d)    “Change in Control” means the occurrence of any of the following events:
(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or
(ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final U.S. Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(e)    “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(f)    “Code Section 423 Plan Component” means the component of this Plan that is intended to meet the requirements set forth in Section 423(b) of the Code. The Code Section 423 Plan Component shall be construed, administered and enforced in accordance with Section 423(b) of the Code.
(g)    “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.
(h)    “Common Stock” means the common stock of the Company.
(i)    “Company” means Fluidigm Corporation, a Delaware corporation, or any successor thereto.
(j)    “Compensation” means an Eligible Employee’s base straight time gross earnings, payments for overtime and shift premium, but exclusive of payments for incentive compensation, commissions, bonuses and other similar compensation. The Administrator shall have the discretion to determine what constitutes Compensation for participants under the Plan with respect to future Offerings, but for purposes of participants participating in the Code Section 423 Plan Component, it will be applied on a uniform, non-discriminatory basis.
(k)    “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.
(l)    “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. The Administrator may provide that any Designated Subsidiary shall only be eligible to participate in the Non- 423 Plan Component and at any given time, a Subsidiary that is a Designated Subsidiary under the Code Section 423 Plan Component shall not be a Designated Subsidiary under the Non-423 Plan Component.
(m)    “Director” means a member of the Board.
(n)    “Eligible Employee” means any individual who is a common law employee of an Employer. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Offering Date for all options to be granted on such Offering Date in an Offering, determine (and for purposes of the Code Section 423 Plan Component, on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423‑2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) customarily works not more than twenty (20) hours per week. (ii) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (iii) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Employer whose Employees are participating in that Offering. Each exclusion shall be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423‑2(e)(2)(ii). For Offerings under the Non-423 Plan Component, Eligible Employee will also mean any other employee of an Employer to the extent that Applicable Law requires participation in the Plan to be extended to such employee, as determined by the Administrator.
(o)    “Employer” means the employer of the applicable Eligible Employee(s).
(p)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(q)    “Exercise Date” means the last Trading Day on or before May 31 and November 30 of each Purchase Period.
(r)    “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:
(i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(iii)    In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.
(s)    “New Exercise Date” means a new Exercise Date set by shortening any Offering Period then in progress.
(t)    “Non-423 Plan Component” means a component of this Plan that is not intended to meet the requirements set forth in Section 423(b) of the Code.
(u)    “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423‑2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423‑2(a)(2) and (a)(3).
(v)    “Offering Date” means the first Trading Day of each Offering Period.
(w)    “Offering Periods” means the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after May 31 and November 30 of each year and terminating on the first Trading Day on or after May 31 and November 30, approximately six (6) months later. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20.
(x)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(y)    “Participant” means an Eligible Employee who participates in the Plan.
(z)    “Plan” means this Fluidigm Corporation 2017 Employee Stock Purchase Plan.
(aa)    “Purchase Period” means the period(s) of an Offering Period during which shares of Common Stock may be purchased on a Participant’s behalf in accordance with the terms of the Plan. Unless the Administrator provides otherwise, the Purchase Period will have the same duration and coincide with the length of the Offering Period.
(bb)    “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or pursuant to Section 20.
(cc)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(dd)    “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.
(ee)    “U.S. Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
3.    Eligibility.
(a)    Offering Periods. Any Eligible Employee on a given Offering Date will be eligible to participate in the Plan, subject to the requirements of Section 5.
(b)    Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.
(c)    Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.
4.    Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 31 and November 30 each year, or on such other date as the Administrator will determine. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.
5.    Participation. An Eligible Employee may participate in the Plan pursuant to Section 3(a) by (i) submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Offering Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose (which may be similar to the form attached to this Plan as Exhibit A), or (ii) following an electronic or other enrollment procedure determined by the Administrator.
6.    Contributions.
(a)    At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day or other Contributions (to the extent permitted by the Administrator) made during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation that he or she receives on each pay day during the Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
(b)    Payroll deductions for a Participant will commence on the first pay day following the Offering Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.
(c)    All Contributions made for a Participant will be credited to his or her account under the Plan and payroll deductions will be made in whole percentages only. A Participant may not make any additional payments into such account, unless required by Applicable Law.
(d)    A Participant may discontinue his or her participation in the Plan as provided in Section 10. Unless otherwise determined by the Administrator, a Participant may not increase or decrease the rate of his or her Contributions during an Offering Period, except for a withdrawal in accordance with Section 10.
(e)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), a Participant’s Contributions may be decreased to zero percent (0%) at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(b) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.
(f)    At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social insurance contributions, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation or other payments made to Participant the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423‑2(f) for Offerings under the Code Section 423 Plan Component.
7.    Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to and including such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than 5,000 shares of Common Stock (subject to any adjustment pursuant to Section 19) and provided further that such purchase will be subject to the limitations set forth in Sections 3(c) and 13. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period or Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.
8.    Exercise of Option.
(a)    Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be returned to the Participant. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by the Participant.
(b)    If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.
9.    Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.
10.    Withdrawal.
(a)    A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached to this Plan as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator, in each case, at least 10 days prior to the Exercise Date (the “Withdrawal Deadline”). If a withdrawal under this Section 10(a) is not timely made prior to the Withdrawal Deadline, then the Participant’s option for the Offering Period will continue to be exercised on an Exercise Date. All of the Participant’s Contributions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.
(b)    A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
11.    Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated.
12.    Interest. No interest will accrue on Contributions of a Participant in the Plan, except as may be required by Applicable Law, as determined by the Company, for Participants in the Non-423 Plan Component (or the Code Section 423 Plan Component if permitted under Section 423 of the Code).
13.    Stock.
(a)    Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 4,000,000 shares of Common Stock.
(b)    Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.
(c)    Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.
14.    Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the Employees eligible to participate in each sub-plan will participate in a separate Offering. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423‑2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.
15.    Designation of Beneficiary.
(a)    If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.
(b)    Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
(c)    The Administrator may determine whether Participants may designate beneficiaries under the Plan. Notwithstanding Sections 15(a) and (b) above, the Company and/or the Administrator may decide not to permit such designations by Participants pursuant to Offerings under the Non-423 Plan Component, and for Offerings under the Code Section 423 Plan Component in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423‑2(f). All beneficiary designations will be in such form and manner as the Administrator may designate from time to time.
16.    Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17.    Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions, unless otherwise required by Applicable Laws, as determined by the Administrator. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.
18.    Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19.	Adjustments, Dissolution, Liquidation, Merger or Change in Control.
(a)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.
(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
(c)    Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
20.    Amendment or Termination.
(a)    The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, , except as otherwise required by Applicable Laws) as soon as administratively practicable.
(b)    Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
(c)    In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)    amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;
(ii)    altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;
(iii)    shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;
(iv)    reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and
(v)    reducing the maximum number of Shares a Participant may purchase during any Offering Period or Purchase Period.
Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.
21.    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22.    Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.
As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23.    Code Section 409A. The Code Section 423 Plan Component is exempt from the application of Code Section 409A. The Non-423 Plan Component is intended to be exempt from Code Section 409A under the short-term deferral exception and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code Section 409A.
24.    Term of Plan. The Plan will become effective upon its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect until terminated under Section 20.
25.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
26.    Governing Law; Severability. The Plan and all determinations made and actions taken thereunder shall be governed by the internal substantive laws, and not the choice of law rules, of the State of California, United States and construed accordingly, to the extent not superseded by applicable U.S. federal law. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.
27.    No Right to Employment or Services. Nothing in the Plan or any subscription agreement shall interfere with or limit in any way the right of the Employer to terminate any Participant’s employment at any time, provided in compliance with applicable laws, nor confer upon any Participant any right to continue in the employ of the Employer.

I-1

EXHIBIT A
FLUIDIGM CORPORATION
2017 EMPLOYEE STOCK PURCHASE PLAN
SUBSCRIPTION AGREEMENT
Offering Date:
1.I, ___________________________, hereby elect to participate in the Fluidigm Corporation 2017 Employee Stock Purchase Plan (the “Plan”) and subscribe to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan.
2.    I hereby authorize payroll deductions from each paycheck in the amount of ____% of my Compensation on each payday (from 0 to 10%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)
3.    I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan.
4.    I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.
5.    Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of _______________ (Eligible Employee or Eligible Employee and Spouse only).
6.    I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2)-year and one (1)-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.
7.    I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.
Employee’s Social Security Number:
Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.
Dated:
Signature of Employee

EXHIBIT B
FLUIDIGM CORPORATION
2017 EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF WITHDRAWAL
The undersigned participant in the Offering Period of the Fluidigm Corporation 2017 Employee Stock Purchase Plan that began on ____________, ________ (the “Enrollment Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:
Date:

Exhibit II
FLUIDIGM CORPORATION
2011 EQUITY INCENTIVE PLAN
(as amended and restated effective June 3, 2019,
and as further amended, subject to, and contingent upon, stockholder approval at the 2020 Annual Meeting of Stockholders)
1.Purposes of the Plan. The purposes of this Plan are (a) to attract and retain the best available personnel for positions of substantial responsibility, (b) to provide additional incentive to Employees, Directors and Consultants, and (c) to promote the success of the Company’s business. The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.
2.    Definitions. As used herein, the following definitions will apply:
(a)    “Administrator” means the Board or any of its Committees as may administer the Plan in accordance with Section 4 hereof.
(b)    “Amendment Effective Date” means the date of the Company’s 2020 Annual Meeting of Stockholders.
(c)    “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
(d)    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.
(e)    “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(f)    “Board” means the Board of Directors of the Company.
(g)    “Change in Control” means the occurrence of any of the following events:
(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or
(ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(h)    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(i)    “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.
(j)    “Common Stock” means the common stock of the Company.
(k)    “Company” means Fluidigm Corporation, a Delaware corporation, or any successor thereto.
(l)    “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.
(m)    “Director” means a member of the Board.
(n)    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(o)    “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(p)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(q)    “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.
(r)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. If there are no trades on such date, the closing price on the latest preceding business day upon which trades occurred shall be the Fair Market Value.
(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.
(iii)    In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
(s)    “Fiscal Year” means the fiscal year of the Company.
(t)    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(u)    “Inside Director” means a Director who is an Employee.
(v)    “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(w)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(x)    “Option” means a stock option granted pursuant to the Plan.
(y)    “Outside Director” means a Director who is not an Employee.
(z)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(aa)    “Participant” means the holder of an outstanding Award.
(bb)    “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.
(cc)    “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.
(dd)    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(ee)    “Plan” means this 2011 Equity Incentive Plan, as amended and restated effective June 3, 2019, and as further amended at the 2020 Annual Meeting of Stockholders.
(ff)    “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.
(gg)    “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(ii)    “Section 16(b)” means Section 16(b) of the Exchange Act.
(jj)    “Service Provider” means an Employee, Director or Consultant.
(kk)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.
(ll)    “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.
(mm)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.    Stock Subject to the Plan.
(a)    Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan as of the Amendment Effective Date is (i) 1,420,000 Shares, plus (ii) any Shares that, as of immediately prior to the Amendment Effective Date, were available for grant under the pre-existing version of the 2011 Equity Incentive Plan prior to this amendment (the “Existing Plan”), with the maximum number of Shares to be added to the Plan pursuant to clause (ii) equal to 3,583,102 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.
(b)    Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).
(c)    Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.    Administration of the Plan.
(a)    Procedure.
(i)    Multiple Administrative Bodies. Different Committees may administer the Plan with respect to different groups of Service Providers.
(ii)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3.
(iii)    Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee constituted to satisfy Applicable Laws.

(b)    Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
(i)    to determine the Fair Market Value;
(ii)    to select the Service Providers to whom Awards may be granted hereunder;
(iii)    to determine the number of Shares to be covered by each Award granted hereunder;
(iv)    to approve forms of Award Agreements for use under the Plan;
(v)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
(vi)    to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vii)    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;
(viii)    to modify or amend each Award (subject to Section 18 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan);
(ix)    to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 14 of the Plan;
(x)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi)    to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and
(xii)    to make all other determinations deemed necessary or advisable for administering the Plan.
(c)    Effect of Administrator’s Decision. The decisions, determinations, and interpretations of the Administrator will be final and binding on all Participants and any other holders of Awards.
(d)    Limitations on Administrative Authority. Notwithstanding anything herein to the contrary, the Administrator shall be limited as follows:
(i)    Exchange Program. The Administrator may not implement an Exchange Program.
(ii)    No Dividends or Dividend Equivalents Paid on Unvested Awards. No dividends or dividend equivalents shall be paid on any unvested Awards. Any dividends or dividend equivalents may be declared or accrue on unvested Awards, but shall not be paid until the vesting of such Awards.
(iii)    Outside Director Limitations. No Outside Director may be paid, issued or granted, in any Fiscal Year, Awards with an aggregate value greater than $400,000 (with the value of each Award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles)), except that such limit will be increased to $500,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 4(d)(iii).

5.    Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
6.    Stock Options.
(a)    Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
(b)    Term of Option. The term of each Option will be stated in the Award Agreement. In the case of any Option (whether Incentive Stock Option or Nonstatutory Stock Option), the maximum term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(c)    Option Exercise Price and Consideration.
(i)    Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1)    In the case of an Incentive Stock Option
a)    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.
b)    granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(2)    In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(3)    Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)    Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(iii)    Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator may determine in its sole discretion; (4) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (5) by net exercise; (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (7) any combination of the foregoing methods of payment.
(d)    Exercise of Option.
(i)    Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.
Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii)    Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iii)    Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)    Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.    Restricted Stock.
(a)    Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)    Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.
(c)    Transferability. Except as provided in this Section 7 or in the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)    Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)    Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)    Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)    Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise, subject to Section 4(d)(ii). If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
(h)    Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
8.    Restricted Stock Units.
(a)    Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
(b)    Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.
(c)    Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
(d)    Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)    Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.
9.    Stock Appreciation Rights.
(a)    Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)    Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.
(c)    Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, subject to Section 6(a) of the Plan, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan; provided, that the maximum term of any Stock Appreciation Right will be ten (10) years from the date of grant.
(d)    Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(e)    Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.
(f)    Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price times (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised. At the discretion of the Administrator, the payment upon exercise of a Stock Appreciation Right may be made in cash, in Shares of equivalent value, or in some combination thereof.
10.    Performance Units and Performance Shares.
(a)    Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.
(b)    Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
(c)    Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(d)    Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the

Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e)    Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
(f)    Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
11.    Leaves of Absence/Transfers Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
12.    Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate; provided that no Award shall be transferred for value or consideration.
13.    Adjustments; Dissolution or Liquidation; Merger or Change in Control.
(a)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.
(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)    Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated in accordance with this Section 13(c) or as provided in an Award Agreement, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.
In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
(d)    Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.
14.    Tax.
(a)    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
(b)    Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value not in excess of the maximum statutory amount required to be withheld, or (c) delivering to the Company already-owned shares having a fair market value not in excess of the maximum statutory amount required to be withheld. the fair market value of the shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
(c)    Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.
15.    No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16.    Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
17.    Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon the Amendment Effective Date. It will continue in effect for a term of ten (10) years from the date the Existing Plan was adopted by the Board, unless terminated earlier under Section 18 of the Plan.
18.    Amendment and Termination of the Plan.
(a)    Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
(b)    Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
19.    Conditions Upon Issuance of Shares.
(a)    Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)    Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
20.    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.
21.    Forfeiture Events.
(a)    All Awards under the Plan will be subject to recoupment under the Company’s current Clawback Policy and any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 21(a) is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a Subsidiary, Parent, or affiliate of the Company.
(b)    The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as Service Provider for cause or any specified action or inaction by a Participant, whether before or after such termination of service, that would constitute cause for termination of such Participant’s status as a Service Provider.
22.    Stockholder Approval. This amendment of the Plan is subject to, and contingent upon, stockholder approval at the 2020 Annual Meeting of Stockholders. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

FLUIDIGM

FLUIDIGM CORPORATION
ATTN: MELISSA TROUSDALE
2 TOWER PLACE, SUITE 2000
SOUTH SAN FRANCISCO, CA 94080

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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class I Directors	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Nicolas M. Barthelemy 02 Bill W. Colston

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

	For	Against	Abstain
2. To approve our executive compensation program for the year ended December 31, 2019, on an advisory(non-binding) basis.	▢	▢	▢
3. To approve an amendment and restatement of our 2017 Employee Stock Purchase Plan to increase the shares reserved thereunder and to make certain other changes.	▢	▢	▢
4. To approve the amendment of our 2011 Equity Incentive Plan to increase the number of shares reserved thereunder.	▢	▢	▢
5. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020.	▢	▢	▢

NOTE: Due to the impact of COVID-19 and to protect the health and safety of our employees, directors, and stockholders, Fluidigm's Board may choose to hold its 2020 Annual Meeting solely via remote communications. Should the decision be made to hold the Annual Meeting remotely, we will announce the decision in advance, and details on how to participate will be set forth via a press release that will be filed with the Securities and Exchange Commission and available on our website at http://investors.fluidigm.com.

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Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000469295_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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FLUIDIGM CORPORATION
Annual Meeting of Shareholders
June 23, 2020 8:30 AM Pacific Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Stephen Christopher Linthwaite and Vikram Jog, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FLUIDIGM CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM (Pacific Time) on June 23, 2020, at the offices of Fluidigm Corporation located at 2 Tower Place, Suite 2000, South San Francisco, California 94080, or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF BOTH NOMINEES FOR CLASS I DIRECTORS AND FOR PROPOSALS 2, 3, 4 AND 5.THE PROXY HOLDERS MAY VOTE IN THEIR DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side

0000469295_2 R1.0.1.18